Exhibit 99.1

EXECUTION COPY

CREDIT AGREEMENT

among

PRIMEDIA INC.,

VARIOUS LENDING INSTITUTIONS,

THE BANK OF NEW YORK,
as Syndication Agent,

LEHMAN BROTHERS INC.,
as Co-Documentation Agent,

CITIBANK, N.A.,
as Co-Documentation Agent,

FIFTH THIRD BANK,
as Co-Documentation Agent,

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent

Dated as of August 1, 2007

CREDIT SUISSE SECURITIES (USA) LLC
and
BNY CAPITAL MARKETS, INC.,
as Joint Lead Arrangers

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
THE BANK OF NEW YORK,
CITIGROUP GLOBAL MARKETS INC.
and
LEHMAN BROTHERS INC.,
as Joint Bookrunners

i

6.02	Conditions Precedent to Each Credit Event	57

SECTION 7.	Representations, Warranties and Agreements	58

7.01	Corporate Status	58
7.02	Corporate Power and Authority	58
7.03	No Violation	58
7.04	Litigation	59
7.05	Use of Proceeds; Margin Regulations	59
7.06	Governmental Approvals	59
7.07	Investment Company Act	59
7.08	True and Complete Disclosure	59
7.09	Financial Statements; Financial Condition	60
7.10	Tax Returns and Payments	60
7.11	Compliance with ERISA	61
7.12	Subsidiaries	62
7.13	Intellectual Property	62
7.14	Compliance with Statutes, Etc.	62
7.15	The Pledge Agreement	62
7.16	Labor Matters	63
7.17	Solvency	63
7.18	Insurance	63
7.19	Maintenance of Property	64

SECTION 8.	Affirmative Covenants	64

8.01	Information Covenants	64
8.02	Books, Records and Inspections	66
8.03	Payment of Taxes	66
8.04	Corporate Franchises	66
8.05	Compliance with Statutes, Etc.	67
8.06	ERISA	67
8.07	End of Fiscal Years; Fiscal Quarters	67
8.08	Insurance	68
8.09	Use of Proceeds	68
8.10	Ownership of Subsidiaries	68
8.11	Maintenance of Corporate Separateness	68
8.12	Compliance with Environmental Laws	68
8.13	Additional Collateral; Additional Guarantors	69
8.14	Interest Rate Management	69

SECTION 9.	Negative Covenants	69

9.01	Changes in Business	70
9.02	Consolidation, Merger, Sale of Assets.	70
9.03	Liens	71
9.04	Indebtedness	73

9.05	Advances, Investments and Loans	74
9.06	Contingent Obligations	76
9.07	Dividends, Etc.	77
9.08	Transactions with Affiliates	78
9.09	Total Leverage Ratio	79
9.10	Payment of Subordinated Indebtedness	79
9.11	Limitation on the Creation of Subsidiaries; Redesignation of Partially-Owned Restricted Subsidiaries	79
9.12	Specified Notes	80

SECTION 10.	Events of Default	80

10.01	Payments	80
10.02	Representations, Etc.	80
10.03	Covenants	80
10.04	Default Under Other Agreements	80
10.05	Bankruptcy, Etc.	81
10.06	ERISA	81
10.07	Guaranty	82
10.08	Pledge Agreement	82
10.09	Judgments	82
10.10	Ownership	82
10.11	Right to Cure	83

SECTION 11.	The Administrative Agent.	83

11.01	Appointment	83
11.02	Delegation of Duties	84
11.03	Exculpatory Provisions	84
11.04	Reliance by Administrative Agent	85
11.05	Notice of Default	85
11.06	Non-Reliance on Administrative Agent and Other Banks	85
11.07	Indemnification	86
11.08	Withholding Tax	86
11.09	Administrative Agent in Its Individual Capacity	87
11.10	Holders	87
11.11	Resignation of the Administrative Agent; Successor Agent	87

SECTION 12.	Miscellaneous.	87

12.01	Payment of Expenses, Etc.	87
12.02	Right of Setoff	88
12.03	Notices	88
12.04	Benefit of Agreement	89
12.05	No Waiver; Remedies Cumulative	91
12.06	Payments Pro Rata	91
12.07	Calculations; Computations	91

12.08	Governing Law; Submission to Jurisdiction; Venue	92
12.09	Counterparts	93
12.10	Effectiveness	93
12.11	Headings Descriptive	93
12.12	Amendment or Waiver	93
12.13	Survival	95
12.14	Domicile of Loans	95
12.15	Confidentiality	95
12.16	WAIVER OF JURY TRIAL	96
12.17	USA Patriot Act	96

ANNEX I	List of Banks
ANNEX II	Bank Addresses
ANNEX III	Subsidiaries
ANNEX IV	Liens
ANNEX V	Existing Debt/Existing Contingent Obligations/Capital Leases
ANNEX VI	Existing Letters of Credit
ANNEX VII	Existing Unrestricted Subsidiaries
ANNEX VIII	Insurance

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Pledge Agreement
EXHIBIT C-1	Form of Opinion of Simpson, Thacher & Bartlett LLP
EXHIBIT C-2	Form of Opinion of Jason S. Thaler
EXHIBIT D	Form of Officer’s Certificate
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Contribution Agreement
EXHIBIT G	Form of Assignment and Assumption Agreement
EXHIBIT H	Form of Subsidiary Assumption Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J-1	Form of Term Note
EXHIBIT J-2	Form of Revolving Note
EXHIBIT J-3	Form of Swingline Note
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L-1	Form of Perfection Certificate
EXHIBIT L-2	Form of Perfection Certificate Supplement
EXHIBIT M	Form of Tax Compliance Certificate
EXHIBIT N	Form of Issuer’s Acknowledgment

CREDIT AGREEMENT, dated as of August 1, 2007, among PRIMEDIA INC., a Delaware corporation (the “Borrower”), the lending institutions listed from time to time on Annex I hereto (each a “Bank” and, collectively, the “Banks”), THE BANK OF NEW YORK, as Syndication Agent (the “Syndication Agent”), LEHMAN BROTHERS INC., CITIBANK, N.A., and FIFTH THIRD BANK, as Co-Documentation Agents, and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent (the “Administrative Agent”).  Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1 are used herein as so defined.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facilities provided for herein:

NOW, THEREFORE, IT IS AGREED:

SECTION 1.                 Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Acquired Entity” shall have the meaning provided in Section 9.05(l).

“Additional Indebtedness” shall have the meaning provided in Section 9.04(f).

“Adjusted Percentage” shall mean (x) at a time when no Bank Default exists, for each Bank, such Bank’s Revolving Loan Percentage and (y) at a time when a Bank Default exists (i) for each Bank that is a Defaulting Bank, zero and (ii) for each Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank’s Revolving Loan Commitment at such time by the Adjusted Total Revolving Loan Commitment at such time, it being understood that all references herein to Revolving Loan Commitments and the Adjusted Total Revolving Loan Commitment at a time when the Total Revolving Loan Commitment or Adjusted Total Revolving Loan Commitment, as the case may be, has been terminated shall be references to the Revolving Loan Commitments or Adjusted Total Revolving Loan Commitment, as the case may be, in effect immediately prior to such termination; provided that (A) no Bank’s Adjusted Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default if, after giving effect to such Bank Default and any repayment of Revolving Loans and Swingline Loans at such time pursuant to Section 5.02(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus (iii) the Letter of Credit Outstandings exceeds the Adjusted Total Revolving Loan Commitment; (B) the changes to the Adjusted Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus (iii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Loan Commitment; and (C) if (i) a Non-Defaulting Bank’s Adjusted Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Bank’s Revolving Loans, or of Unpaid Drawings with respect to Letters of Credit or of Swingline Loans, that was made during the period commencing after the date of the relevant Bank Default and ending on the date of such change to its Adjusted Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Bank’s Adjusted Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Bank plus such Bank’s new Adjusted Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equaling such Bank’s Revolving Loan Commitment at such time.

“Adjusted Revolving Loan Commitment” for each Non-Defaulting Bank shall mean at any time the product of such Bank’s Adjusted Percentage and the Adjusted Total Revolving Loan Commitment.

“Adjusted Total Revolving Loan Commitment” shall mean, at any time, the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of all Defaulting Banks.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.10.

“Affected Eurodollar Loan” shall have the meaning provided in Section 5.02(h).

“Affected Period” shall mean, with respect to each Affected Transaction, the period commencing on the date occurring twelve months prior to the last day of the then most recently ended fiscal quarter of the Borrower and ending on the date such Affected Transaction is consummated.

“Affected Transaction” shall mean and include each of the following:  (i) any transfer of assets to an Excluded Domestic Restricted Subsidiary in connection with a transaction permitted pursuant to Section 9.02(b), (ii) any Permitted Acquisition, (iii) any incurrence of Additional Indebtedness, (iv) any investment in an Excluded Domestic Restricted Subsidiary pursuant to Section 9.05(i), (v) the payment of any Dividend as permitted by Section 9.07 (h) or (i), (vi) any Permitted Restricted Subsidiary Conversion or Non-Guarantor Designation (vii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Restricted Subsidiaries” and (viii) the Enthusiast Divestiture, the PRIMEDIA Dividend and the PRIMEDIA Refinancing.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 25% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Conversion Amount” shall mean, at any time, the sum of the Conversion Value Amount with respect to each Permitted Restricted Subsidiary Conversion consummated after the Effective Date but on or prior to the date of determination thereof.

“Aggregate Unutilized Revolving Loan Commitment” with respect to any Bank at any time shall mean such Bank’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Bank and (ii) such Bank’s Adjusted Percentage of the Letter of Credit Outstandings at such time.

“Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented in accordance with the terms hereof.

“Applicable Commitment Fee Percentage” shall mean, at any time, the percentage set forth below under the heading Applicable Commitment Fee Percentage opposite the applicable Total Leverage Ratio (it being understood that each Applicable Commitment Fee Percentage shall be in effect from the date the respective Section 8.01 Financials are required to be delivered to the Banks until the date the next such Section 8.01 Financials are required to be delivered to the Banks at which time the Applicable Margin shall be reset in accordance with the foregoing provisions of this definition):

Total Leverage Ratio	Applicable Commitment Fee Percentage
3.00:1.00 or Greater	0.375%
Less than 3.00:1.00 and greater than or equal to 2.50:1.00	0.300%
Less than 2.50:1.00	0.250%

; provided that if (A) if Late Section 8.01 Financials are delivered and such Late Section 8.01 Financials establish that any Applicable Commitment Fee Percentage would have been increased or reduced to an amount set forth in the table above on the Required Delivery Date and (B) the Borrower shall have made any payment of Commitment Fees during the period from the Required Delivery Date to the actual date of delivery of such Late Section 8.01 Financials based upon any such lower or higher Applicable Commitment Fee Percentage, then (x) in the case of actual payments based on any such lower Applicable Commitment Fee Percentage, the Borrower shall pay in the form of a supplemental Commitment Fee payment, an amount which equals the difference between the amount of Commitment Fees which would otherwise have been paid determined as if the Late Section 8.01 Financials had been delivered on the Required Delivery Date and the amount of such Commitment Fees so paid, which supplemental Commitment Fee payment shall be due and payable on the date of delivery of the Late Section 8.01 Financials and (y) in the case of actual payments made based on such higher Applicable Commitment Fee Percentage, the Banks shall retain all such amounts so paid.  Notwithstanding anything to the contrary contained above, the Applicable Commitment Fee Percentage for the period from the Effective

Date to, but not including, the date that the Section 8.01 Financials are delivered pursuant to Section 8.01(a) of this Agreement for the fiscal quarter ending September 30, 2007 shall be equal to the Applicable Commitment Fee Percentage determined as if the Borrower’s Total Leverage Ratio was 3.00:1.00.

“Applicable ECF Percentage” shall mean, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of such fiscal year is greater than or equal to 5.00 to 1.00, (b) 25% if the Total Leverage Ratio as of the last day of such fiscal year is less than 5.00 to 1.00 but greater than or equal to 4.50 to 1.00 and (c) 0% if the Total Leverage Ratio as of the last day of such fiscal year is less than 4.50 to 1.00.

“Applicable Letter of Credit Fee Percentage” shall mean, at any time, the Applicable Margin then in effect for Eurodollar Loans that are Revolving Loans less 1/4 of 1%.

“Applicable Margin” shall mean, at any time, (a) with respect to Base Rate Loans, the margin set forth below under the heading Applicable Base Rate Margin with respect to the applicable Tranche and (b) with respect to Eurodollar Loans, the margin set forth below under the heading Applicable Eurodollar Margin with respect to the applicable Tranche, in each case, opposite the applicable Total Leverage Ratio (it being understood that each Applicable Margin shall be in effect from the date the respective Section 8.01 Financials are required to be delivered to the Banks until the date the next such Section 8.01 Financials are required to be delivered to the Banks at which time the Applicable Margin shall be reset in accordance with the foregoing provisions of this definition):

Term Loans

Total Leverage Ratio	Applicable Eurodollar Margin	Applicable Base Rate Margin
2.75:1.00 or Greater	2.25%	1.25%
Less than 2.75:1	2.00%	1.00%

Revolving Loans and Swingline Loans

Total Leverage Ratio	Applicable Eurodollar Margin	Applicable Base Rate Margin
3.00:1.00 or Greater	2.00%	1.00%
Less than 3.00:1.00 and greater than or equal to 2.50:1.00	1.75%	0.75%
Less than 2.50:1.00	1.625%	0.625%

provided that if (A) any Section 8.01 Financials are not delivered when required (the “Late Section 8.01 Financials”) and such Late Section 8.01 Financials establish that any Applicable Margin would have been increased or reduced to an amount set forth in the table above on the date that such Late Section 8.01 Financials were required to have been delivered (the “Required Delivery

Date”) and (B) the Borrower shall have made any interest payment during the period from the Required Delivery Date to the actual date of delivery of such Late Section 8.01 Financials based upon any such lower or higher Applicable Margin, then (x) in the case of actual payments based on any such lower Applicable Margin, the Borrower shall pay in the form of a supplemental interest payment, an amount which equals the difference between the amount of interest which would otherwise have been paid determined as if the Late Section 8.01 Financials had been delivered on the Required Delivery Date and the amount of such interest so paid, which supplemental interest payment shall be due and payable on the date of delivery of the Late Section 8.01 Financials and (y) in the case of actual payments made based on such higher Applicable Margin, the Banks shall retain all such amounts so paid.  Notwithstanding anything to the contrary contained above, the Applicable Margin for the period from the Effective Date to, but not including, the date that the Section 8.01 Financials are delivered pursuant to Section 8.01(a) for the fiscal quarter ending September 30, 2007 shall be equal to the Applicable Margin determined as if the Borrower’s Total Leverage Ratio was 2.75:1.00 in the case of Term Loans and 3.00:1.00 in the case of Revolving Loans.

“Applicable Yield” shall have the meaning set forth in Section 2.13.

“Appraisal Firm” shall mean an independent appraisal firm (which may be an investment banking firm of national recognition) selected by, and at the expense of, the Borrower and reasonably satisfactory to the Administrative Agent.

“Approved Bank” shall have the meaning provided in the definition of “Cash Equivalents.”

“Approved Fund” shall mean, with respect to any Bank, any fund or commingled investment vehicle that invests in loans and is managed or advised by the same investment advisor (or an affiliate of such investment advisor) as such Bank or an affiliate of such Bank.

“Asset Sale” shall mean the sale, transfer or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Guarantor (in each case including, without limitation, any sale, transfer or other disposition deemed made pursuant to a Permitted Restricted Subsidiary Conversion and a Permitted Restricted Asset Sale) of (a) any Equity Interests of any Restricted Subsidiary or Unrestricted Subsidiary (other than directors’ qualifying shares or the sale by any Person of Equity Interests of such Person) or (b) any other assets of the Borrower or any Restricted Subsidiary or any Unrestricted Subsidiary, in each case excluding (i) assets disposed of in the ordinary course of business, (ii) licenses of intellectual property in the ordinary course of business, (iii) dispositions of Cash Equivalents, (iv) dispositions between or among the Borrower and Wholly-Owned Domestic Subsidiaries, (v) dispositions between or among Wholly-Owned Foreign Subsidiaries, (vi) transactions expressly permitted by Section 9.02(b), (vii) dispositions constituting investments permitted by Section 9.05 and (viii) any asset sale or series of related asset sales having a value not in excess of $2,500,000.

“Authorized Officer” shall mean any officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower, in each case to the extent reasonably acceptable to the Administrative Agent.

“Available Amount” shall mean, on any date (“Reference Date”), an amount equal at such time to (a) the sum of, without duplication, (i) (A) for purposes of Section 9.05(n), $50,000,000 in the aggregate (it being understood that such amount shall not be decreased by amounts in clause (b)(ii) or (b)(iii) of this definition); (B) for purposes of Section 9.07(h), $15,000,000 paid during the fiscal year ending on December 31, 2007 and after the Initial Borrowing Date, $30,000,000 paid during the fiscal year ending on December 31, 2008 and $10,000,000 paid during each fiscal year ending on or after December 31, 2009 (it being understood that such amounts shall not be decreased by amounts in clause (b)(ii) of this definition) and (C) for purposes of the definition of “Unrestricted Subsidiary Investment Limit,” in respect of loans, advances, capital contributions and Permitted Restricted Subsidiary Conversions permitted by Section 9.05(d), $7,500,000 for ones made during the fiscal year ending December 31, 2007 and after the Initial Borrowing Date, $15,000,000 for ones made during the fiscal year ending December 31, 2008, $12,500,000 for ones made during the fiscal year ending December 31, 2009, $10,000,000 for ones made during the fiscal year ending December 31, 2010, $7,500,000 for ones made during the fiscal year ending December 31, 2011, $5,000,000 for ones made during the fiscal year ending December 31, 2012, $2,500,000 for ones made during the fiscal year ending December 31, 2013 and $0 thereafter (it being understood that such amounts shall not be decreased by amounts in clause (b)(i) of this definition); plus (ii) an amount equal to (x) the cumulative amount of Excess Cash Flow Amount for all fiscal years ending on or after December 31, 2007 (but in the case of the fiscal year ending December 31, 2007, only for the portion thereof commencing on August 1, 2007) and prior to the Reference Date; minus (y) the portion of such Excess Cash Flow Amount that has been on or after August 1, 2007 and on or prior to the Reference Date applied to the prepayment of Term Loans in accordance with Section 5.02(g); minus (z) the aggregate amount of any Investments made by the Borrower or any of its Restricted Subsidiaries pursuant to Section 9.05(l) (except to the extent such Investments are financed from the incurrence of Indebtedness of the Borrower or any of its Restricted Subsidiaries and/or the issuance of Equity Interests of the Borrower and/or from the net proceeds of an asset sale or Casualty Event which are reinvested as permitted by this Agreement) to the extent the amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries used therefor exceeds $50,000,000 in the aggregate after the Effective Date and on or prior to the Reference Date; provided that no amount deducted pursuant to this subclause (z) shall cause the amount described in this clause (ii) to be less than zero; and provided, further, that the amount in this clause (ii) shall only be available if the Total Leverage Ratio for the most recent Test Period last ended and after giving effect to the Dividend, Investment, prepayment, repurchase, redemption or defeasance, as applicable, to be completed on the Reference Date would be less than 5:00 to 1.00; plus (iii) the amount of any capital contributions or Net Equity Cash Proceeds (other than contributions made or proceeds received pursuant to Section 10.11) made or received in cash to the Borrower from and including the Business Day immediately following the Initial Borrowing Date through and including the Reference Date, minus (b) the sum, without duplication, at such time of (i) the aggregate amount of any Investments made by the Borrower or any of its Restricted Subsidiaries pursuant to Section 9.05(d) to the extent utilizing the Available Amount on or after the Effective Date and on or prior to the Reference Date; plus (ii) the aggregate amount of Dividends (including, without limitation, redemptions and repurchases) declared, made or paid by the Borrower after the Effective Date pursuant to Section 9.07(h) and on or prior to the Reference Date; plus (iii) the aggregate price paid by the Borrower in connection with any prepayment, repurchase or redemption of Subordinated Indebtedness to the extent utilizing the

Available Amount on or after the Effective Date and on or prior to the Reference Date.  To the extent that any per fiscal year amount described in clause (a)(i) above is not utilized in that fiscal year, it shall not be carried forward into any subsequent period.

“Available Cash Proceeds” shall mean, with respect to any sale, lease, transfer or other disposition of assets or Casualty Event, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such sale, lease, transfer or other disposition, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursement or withdrawals from any escrow or similar account established in connection with any such sale, lease, transfer or other disposition, but, in either such case, only as and when so received; but excluding any portion of cash payments which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by its chief financial officer, treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the date that all such post-closing adjustments have been determined and/or the date such repurchases shall be required to be effected, as the case may be, the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Restricted Subsidiaries or actual amount expended in connection with such repurchases, as the case may be, shall constitute Available Cash Proceeds on such date) received by the Borrower and/or any of its Restricted Subsidiaries from such sale, lease, transfer or other disposition.

“Bank” shall have the meaning provided in the first paragraph of this Agreement.

“Bank Default” shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.05(c) or (ii) a Bank having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.01(b), 2.01(d) or 3.05(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Lending Rate.

“Base Rate Loan” shall mean each Loan bearing interest at the rates provided in Section 2.08(a).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean a borrowing of Loans under a single Tranche from all Banks having Commitments with respect to such Tranche (or from the Swingline Lenders in the case of Swingline Loans) on a given date (or resulting from conversions on a given date), in each case, as required by the provisions of this Agreement, being of a single Type of Loans and having, in the case of Eurodollar Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

“Business” shall mean and include the communications, information, education, publishing and/or media businesses.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Capital Lease,” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Restricted Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Carrollton Capitalized Lease” shall mean the leasing arrangement described in the Lease Agreement (and Memorandum of Lease) dated as of July 21, 1997, between TIG Development Property Account I, Inc. and Wescott Communication, Inc. (now known as PRIMEDIA Workplace) for the use and occupancy of a building in Carrollton, Texas.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank, (y) any commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Group (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof (any such bank or Bank, an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having one of the two highest ratings obtainable from either S&P or Moody’s, (v) auction rate securities maturing within one year from the date of acquisition thereof and having a rating of AAA from S&P or Aaa from Moody’s and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (v) above.  In each case, determinations with respect to ratings shall be made at the date of acquisition.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control Event” shall mean (a) any “Change of Control” or similar term as defined in any agreement governing any Indebtedness incurred pursuant to Section 9.04(f) or (g) or which constitutes a Replacement Term Loan or is incurred pursuant to a Replacement Revolving Commitment, in each case where the aggregate principal amount of such Indebtedness is individually $20,000,000 or more; (b) any Person or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than KKR and/or one or more Affiliates of KKR, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of a percentage of the voting common stock of the Borrower greater than 50%; or (c) during any period of two consecutive calendar years, directors who at the beginning of such period (together with any new directors whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all of the Collateral as defined in the Pledge Agreement.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Pledge Agreement.

“Commitment” shall mean, at any time, for any Bank the sum of the Term Loan Commitment and Revolving Loan Commitment of such Bank at such time.

“Commitment Fee” shall have the meaning provided in Section 4.01(a).

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit K hereto.

“Consolidated Current Assets” shall mean, at any time, the current assets (other than cash and Cash Equivalents and, in each case to the extent included in current assets, deferred income taxes and assets held for sale in connection with the Enthusiast Divestiture, any other assets held for sale as reflected on the June 30, 2007 consolidated balance sheet of the Borrower and its Subsidiaries previously delivered to the Administrative Agent and up to the first $20,000,000 in the aggregate of other assets held for sale booked for one or more fiscal quarters and up to the first $20,000,000 in the aggregate in reductions in assets held for sale booked for one or more fiscal quarters) of the Borrower and its Restricted Subsidiaries at such time determined on a consolidated basis.

“Consolidated Current Liabilities” shall mean, at any time, the current liabilities of the Borrower and its Restricted Subsidiaries determined on a consolidated basis, but excluding (i) all short-term Indebtedness for borrowed money, (ii) the current portion of any long-term Indebtedness of the Borrower or its Restricted Subsidiaries, (iii) deferred income taxes, (iv) liabilities arising from cash overdrafts, (v) liabilities arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such liabilities are extinguished within three Business Days of their incurrence; and (vi) liabilities held for sale in connection with the Enthusiast Divestiture, any other liabilities held for sale as reflected on the June 30, 2007 consolidated balance sheet of the Borrower and its Subsidiaries previously delivered to the Administrative Agent and up to the first $20,000,000 in the aggregate of other liabilities held for sale booked for one or more fiscal quarters and up to the first $20,000,000 in the aggregate in reductions in liabilities held for sale booked for one or more fiscal quarters, in each case to the extent included in current liabilities.

“Consolidated Debt” shall mean all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis (net of cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries at the time of determination in excess of $1,000,000, but in no event shall the amount of cash and Cash Equivalents so netted be greater than $5,000,000), other than Indebtedness owing by the Borrower to any of its Restricted Subsidiaries or by any of the Borrower’s Restricted Subsidiaries to the Borrower or any other Restricted Subsidiary of the Borrower; provided that, for purposes of this definition, Indebtedness of any Partially-Owned Restricted Subsidiary shall be included in Consolidated Debt in an aggregate amount equal to the percentage equity ownership of the Borrower in such Partially-Owned Restricted Subsidiary multiplied by the aggregate Indebtedness of such Partially-Owned Restricted Subsidiary.

“Consolidated EBITDA” shall mean, for any period, (A) the sum (without duplication) of the amounts for such period of (i) the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period; provided that, except as provided in clauses (I) through (III) below, there shall be excluded from Consolidated EBITDA, without duplication, (x) the net income (or loss) of all Unrestricted Subsidiaries and all Partially-Owned Restricted Subsidiaries for such period and (y) all cash or other payments received during such period by the Borrower and its Restricted Subsidiaries from any Unrestricted Subsidiaries from dividends (including tax sharing payments), in each case to the extent otherwise included, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs, (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (vi) non-cash amounts charged as compensation for “phantom stock” arrangements, (vii) all non-cash interest expense not included in the foregoing clause (iii), (viii) depreciation expense, (ix) other non-cash charges, (x) restructuring charges taken by the Borrower and/or its Subsidiaries in accordance with SEC Staff Accounting Bulletin No. 100, entitled “Restructuring and Impairment Charges,” (xi) charges resulting from premiums paid in connection with the refinancing of Indebtedness, (xii) amortization expense and (xiii) unreimbursed corporate overhead expense for any fiscal quarter ending September 30, 2007, December 31, 2007, March 31, 2008 or June 30, 2008 in an amount not to exceed up to $5,000,000, $5,000,000, $3,500,000 or $2,000,000, respectively, in the case of each of clauses (ii) through (xiii) above to the extent deducted in determining net income (or loss) pursuant to clause (i) above for such period, less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, in each case, to the extent included in determining net income (or loss) pursuant to clause (A)(i) above for such period, all as determined on a consolidated basis; provided, however, that (I) for purposes of this definition, (1) there shall be included in determining Consolidated EBITDA for any period (x) the EBITDA of any person, business, property or asset (other than an Unrestricted Subsidiary) acquired and not subsequently sold or otherwise disposed of (but not including the EBITDA of any related person, business, property or assets to the extent not so acquired) by the Borrower or one of its Restricted Subsidiaries during such period (each such person, business, property or asset acquired and not subsequently disposed of, an “Acquired Entity or Business”), and the EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for the entire period (including the portion thereof occurring prior to such acquisition or conversion) and (y) an increase in respect of each Acquired Entity or Business acquired during such period equal to the cost adjustment amount applicable to the relevant period determined by the Borrower to represent the savings secured by the Borrower in connection with its reduction of salary and other employment expenses and lease and other contractual expenses with respect to such Acquired Entity or Business and (2) there shall be excluded in determining Consolidated EBITDA for any period the EBITDA of any person, business, property or asset (other than an Unrestricted Subsidiary) sold or disposed of by the Borrower or one of its Restricted Subsidiaries during such period (each such person, business, property or asset so sold or disposed of, a “Sold Entity or Business”), and the EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for the entire period (including the portion thereof occurring prior to such sale, disposition or conversion), (II) for purposes of this definition, subject to clause (III) below, there shall be included or excluded any of the items described in the above clauses (A) and (B) attributable to a Partially-Owned Restricted Subsidiary (other than a Subsidiary Guarantor), but only to the extent of the equity percentage ownership of the Borrower in such Partially-Owned Restricted Subsidiary and (III) in the event the aggregate portion of Consolidated EBITDA for any period attributable to Partially-Owned Restricted Subsidiaries (other than Subsidiary Guarantors) (the “Limited EBITDA Component”) exceeds an amount equal to 15% of the aggregate amount of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period, the Limited EBITDA Component (and accordingly Consolidated EBITDA), in each case, for such period, shall be reduced such that the Limited EBITDA Component for such period equals 15% of the aggregate amount of such Consolidated EBITDA for such period.  For purposes of this Agreement for any Test Period ending on or before June 30, 2008, Consolidated

EBITDA shall be determined as follows: Consolidated EBITDA for the fiscal quarters ended December 31, 2006, March 31, 2007 and June 30, 2007 shall be $24,300,000, $20,800,000 and $19,400,000, respectively.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Interest Expense, and (ii) cash Dividend expense payable in respect of Disqualified Equity Interests or preferred stock of the Borrower or any Restricted Subsidiary of the Borrower, all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries; provided that for purposes of this definition, fixed charges of the type referred to in clause (i) above of any Partially-Owned Restricted Subsidiary shall be included in Consolidated Fixed Charges in an aggregate amount equal to the percentage equity ownership of the Borrower in such Partially-Owned Restricted Subsidiary multiplied by the fixed charges of the type referred to above of such Partially-Owned Restricted Subsidiary for the respective period.

“Consolidated Interest Expense” shall mean, for any period, (a) total interest expense (including that attributable to Capital Leases in accordance with GAAP but excluding non-cash interest expenses) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (i.e., costs minus benefits) under Interest Rate Protection Agreements, but excluding, however, amortization of deferred financing costs to the extent included in total interest expense, all as determined on a consolidated basis minus (b) interest income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis; provided that for purposes of this definition, interest expense of the type referred to above of any Partially-Owned Restricted Subsidiary shall be included in Consolidated Interest Expense in an aggregate amount equal to the percentage equity ownership of the Borrower in such Partially-Owned Restricted Subsidiary multiplied by the interest expense of the type referred to above of such Partially-Owned Restricted Subsidiary for the respective period.  For purposes of this Agreement, for any Test Period ending on or before June 30, 2008, Consolidated Interest Expense shall be determined as follows:  Consolidated Interest Expense for the fiscal quarter ended December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 shall be $4,894,000, $4,888,000, $4,882,000, and $4,886,000, respectively.

“Consolidated Secured Debt” shall mean, at any time, any Consolidated Debt which is secured by or entitled to the benefit of any Lien on any property or asset (real or personal, tangible or intangible) of the Borrower or any of its Restricted Subsidiaries or is guaranteed by any Subsidiary Guarantor or any other Restricted Subsidiary of the Borrower (except for a guarantee by a Subsidiary Guarantor that is junior and subordinated in right of payment to the Subsidiary Guaranty).

“Contingent Obligations” shall mean as to any Person (i) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof and (ii) any Interest Rate Protection Agreement; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contribution Agreement” shall have the meaning provided in Section 6.01(h).

“Conversion Value Amount” shall have the meaning provided in the definition of Permitted Restricted Subsidiary Conversion.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of Consolidated EBITDA.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of Consolidated EBITDA.

“Copyrights” shall have the meaning provided in Section 7.14(a).

“Credit Documents” shall mean this Agreement, any Notes to the extent issued, the Guaranties, the Pledge Agreement and the Contribution Agreement.

“Credit Event” shall mean the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Credit Suisse” shall mean Credit Suisse, Cayman Islands Branch.

“Cure Amount” shall have the meaning provided in Section 10.11.

“Cure Right” shall have the meaning provided in Section 10.11.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank” shall mean any Bank with respect to which a Bank Default is in effect.

“Disqualified Equity Interest” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), in whole or in part pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of such Person), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests of such Person that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date.

“Dividends” shall have the meaning provided in Section 9.07.

“Documentation Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Domestic Subsidiary” shall mean any Restricted Subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” shall mean, for any Restricted Subsidiary, person, business, property or asset, for any period, the portion of Consolidated EBITDA attributable to such Restricted Subsidiary, person, business, property or asset.

“ECF Deadline” shall have the meaning provided in Section 5.02(g).

“Effective Date” shall have the meaning provided in Section 12.10.

“Enthusiast Divestiture” shall mean the sale by Borrower of all of its interests in PRIMEDIA Enthusiast Media, Inc. pursuant to the Stock Purchase Agreement between the Borrower, Consumer Source, Inc. and Source Interlink Companies, Inc. dated as of May 13, 2007, as amended and in effect on the Effective Date.

“Enthusiast Divestiture Documents” shall mean all agreements effecting or evidencing the Enthusiast Divestiture.

“Environmental Law” shall mean any federal, state, provincial or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 2.08(b).

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (x) the sum of (i) Consolidated EBITDA for such period and (ii) the decrease, if any, in Working Capital from the first day to the last day of such period, minus (y) the sum of (i) the amount of Consolidated Fixed Charges for such period and (ii) the increase, if any, in Working Capital from the first day to the last day of such period; provided that in calculating the amount referred to in clause (x)(ii)

or (y)(ii) above, as the case may be, (A) for any period during which the Borrower and/or any of its Restricted Subsidiaries have consummated an Asset Sale with respect to an entity or business pursuant to Section 9.02(a) or a Permitted Acquisition, the portion of the change in Working Capital for such period attributable to the entity or business sold or purchased shall be based (x) in the case of an Asset Sale, on the change in Working Capital attributable to the entity or business sold from the first day of such period to the date of the consummation of such sale and (y) in the case of an acquisition, on the change in Working Capital attributable to the entity or business acquired from the date of consummation of such acquisition to the last day of such period and (B) Working Capital shall only include the assets and liabilities of a Partially-Owned Restricted Subsidiary to the extent of the percentage equity interest of the Borrower in such Partially-Owned Restricted Subsidiary.

“Excess Cash Flow Amount” shall mean, in respect of any fiscal year of the Borrower, an amount (if positive) determined on the date of delivery of Section 8.01 Financials in respect of such fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2007 (but, in the case of the fiscal year ending December 31, 2007, only for the portion thereof commencing on August 1, 2007)) equal to 100% of the Excess Cash Flow for such fiscal year (or such portion thereof in respect of the fiscal year ended December 31, 2007).

“Excluded Domestic Restricted Subsidiary” shall mean any Partially-Owned Restricted Subsidiary with respect to which the Borrower shall have made a Non-Guarantor Designation in accordance with the provisions hereof.

“Excluded Foreign Restricted Subsidiaries” shall mean each Restricted Subsidiary of the Borrower established, created or acquired after the Effective Date which is incorporated in a jurisdiction outside the United States, except to the extent the requirements set forth in clause (z) of Section 9.11(a), and Section 9.11(c), are satisfied with respect to such Subsidiary.

“Excluded Taxes” means, with respect to any Agent, any Bank, the Swingline Lender, the Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) taxes imposed on or measured by its overall net income, franchise taxes imposed in lieu of (or measured by) net income taxes and branch profits taxes imposed by the United States or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) in the case of a Foreign Bank, any U.S. federal withholding tax to the extent imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new lending office) except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.04(a); or (c) taxes attributable to such Foreign Bank’s failure to comply with Section 5.04(e).

“Existing Contingent Obligations” shall have the meaning provided in Section 9.06(f).

“Existing 8 7/8% Senior Notes” shall mean the Borrower’s 8 7/8% Senior Notes due May 15, 2011.

“Existing 8% Senior Notes” shall mean the Borrower’s 8% Senior Notes due May 15, 2013.

“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of June 20, 2001, and as amended and restated as of September 30, 2005, by and between the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may have been modified, supplemented or amended from time to time to and including the Initial Borrowing Date.

“Existing Debt” shall mean all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Initial Borrowing Date including without limitation pursuant to the Existing Credit Agreement, the Existing 8 7/8% Senior Notes, the Existing 8% Senior Notes and the Existing Floating Rate Notes.

“Existing Floating Rate Notes” shall mean the Borrower’s Senior Floating Rate Notes due 2010.

“Existing Letters of Credit” shall have the meaning provided in Section 3.01(c).

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean (i) all amounts payable pursuant to, or referred to in, Section 4.01 and (ii) all other fees payable to the Administrative Agent or any Bank as may be agreed to from time to time between the Borrower and the Administrative Agent or such Bank, as the case may be.

“Foreign Bank” shall mean any Bank, Letter of Credit Issuer or Swingline Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

 “Guarantor” shall mean each Subsidiary Guarantor.

“Guaranty” shall mean each Subsidiary Guaranty.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law.

“Incremental Loan” shall mean any loan made pursuant to an Incremental Loan Commitment.

“Incremental Loan Commitment” shall have the meaning provided in Section 2.13.

“Incremental Loan Lending Institution” shall have the meaning provided in Section 2.13.

“incurrence” shall mean, when used with respect to any Indebtedness, the issuance, incurrence, assumption or guarantee of such Indebtedness.

“Indebtedness” of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price (other than contingent obligations) of assets or services payable to the sellers thereof or any of such seller’s assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; provided that Indebtedness shall not include (x) trade payables and accrued expenses, in each case arising in the ordinary course of business and (y) any obligations under Interest Rate Protection Agreements and (vii) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Equity Interest of such Person and (if such Person is a Restricted Subsidiary of the Borrower) any preferred stock of such Restricted Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Disqualified Equity Interest or preferred stock, or if less (or if such Disqualified Equity Interest or preferred stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchase, and if such price is based upon or measured by the fair market value of such Disqualified Equity Interest or preferred stock, such fair market value shall be as determined in good faith by the board of directors or other governing body of the issuer of such Disqualified Equity Interest or preferred stock).

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated July 2007 with respect to the Senior Secured Credit Facilities and distributed to the Banks prior to the Effective Date.

“Initial Borrowing Date” shall mean the date of the occurrence of the first Credit Event hereunder.

“Intellectual Property” shall have the meaning provided in Section 7.13(b).

“Intercompany Loan” shall have the meaning provided in Section 9.05(c).

“Interest Period” with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“KKR” shall mean Kohlberg Kravis Roberts & Co., a Delaware limited partnership.

“Late Section 8.01 Financials” shall have the meaning provided in the definition of Applicable Margin.

“Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Issuer” shall mean Credit Suisse, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

“Loan” shall mean each and every Loan made by any Bank hereunder, including Term Loans, Revolving Loans, Incremental Loans and Swingline Loans.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(d).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, properties or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) the ability of the Administrative Agent and the Lenders to enforce the Credit Documents.

“Material Subsidiary” shall mean, at any time, (a) any Restricted Subsidiary (i) having assets (valued at fair market value) equal to or greater than 3% of the assets (valued at fair market value) of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) having revenues for the then most recently ended fiscal year equal to or greater than 3% of the revenues for such fiscal year of the Borrower and its Restricted Subsidiaries taken as a whole and (b) any group of Restricted Subsidiaries (i) having aggregate assets (valued at fair market value) equal to or greater than 10% of the assets (valued at fair market value) of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) having aggregate revenues for the then most recently ended fiscal year equal to or greater than 10% of the revenues for such fiscal year of the Borrower and its Restricted Subsidiaries taken as a whole and (c) any Unrestricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1.02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Effective Date.

“Maximum Swingline Amount” shall mean $25,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $1,000,000; (ii) for Revolving Loans, $1,000,000; and (iii) for Swingline Loans, $250,000.

“Moody’s” shall have the definition provided in the definition of Cash Equivalents.

“Multiemployer Plan” shall have the meaning provided in Section 7.11.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale or Casualty Event, the Available Cash Proceeds resulting therefrom net of (a) cash expenses of sale (including payment of principal, premium and interest of Indebtedness specifically relating to the assets sold in such Asset Sale, relocation expenses and severance and shutdown costs), (b) taxes paid or payable as a result thereof over and above the taxes which would otherwise have been payable in the absence of such Asset Sale and (c) the amount of any proceeds of such Asset Sale or Casualty Event that the Borrower has reinvested (or intends to reinvest within the time period set forth in the following proviso) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.01); provided, Borrower shall reinvest such Net Cash Proceeds in assets useful for its business within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within the longer of (A) 15 months following the receipt of such Net Cash Proceeds and (B) one hundred and eighty (180) days of the date of such legally binding commitment; provided further that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this clause (c); provided that in the case of an Asset Sale by a Partially-Owned Restricted Subsidiary, “Net Cash Proceeds” shall be the amount as determined above in this definition multiplied by the percentage of the capital stock of such Subsidiary owned, directly or indirectly, by the Borrower.

“Net Equity Cash Proceeds” shall mean, in respect of a Permitted Equity Issuance, the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such Permitted Equity Issuance.

“Net Investments in Excluded Foreign Restricted Subsidiaries” shall mean the remainder of (i) the sum of (x) the aggregate value of all businesses, properties and assets transferred by the Borrower and/or its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) to Excluded Foreign Restricted Subsidiaries after the Effective Date, (y) the aggregate outstanding principal amount of all Intercompany Loans made to Excluded Foreign Restricted Subsidiaries by the Borrower and/or its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) after the Effective Date and (z) the aggregate amount of all investments by the Borrower and its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) in Excluded Foreign Restricted Subsidiaries after the Effective Date, minus (ii) the sum of (x) the aggregate value of all businesses, properties and assets transferred by Excluded Foreign Restricted Subsidiaries to the Borrower and/or its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) after the Effective Date and (y) the aggregate amount of all cash dividends and other cash distributions on common stock paid by Excluded Foreign Restricted Subsidiaries to the Borrower and its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) after the Effective Date.

“Non-Consenting Bank” shall have the meaning set forth in Section 12.12(f).

“Non-Defaulting Bank” shall mean each Bank other than a Defaulting Bank.

“Non-Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate maximum amount available to be drawn (regardless of whether any conditions for drawing could then be met) under all outstanding Non-Facility Letters of Credit and (ii) the aggregate amount of all Non-Facility Unpaid Drawings.

“Non-Facility Letters of Credit” shall mean each letter of credit (other than any Letter of Credit issued pursuant to this Agreement) issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that the reimbursement obligations of the Borrower or such Restricted Subsidiary with respect to such letter of credit may be secured only to the extent permitted by Section 9.03(p).

“Non-Facility Unpaid Drawings” shall mean all amounts paid or disbursed by the issuers of Non-Facility Letters of Credit which have not been reimbursed.

“Non-Guarantor Designation” shall mean and include each of (x) the designation by the Borrower of any newly created or acquired Partially-Owned Restricted Subsidiary and (y) the redesignation of any existing Partially-Owned Restricted Subsidiary which is a Subsidiary Guarantor, in each case, as an Excluded Domestic Restricted Subsidiary by delivery of a written notice to the Administrative Agent of such designation or redesignation, as the case may be; provided that the Borrower may only make a Non-Guarantor Designation hereunder if, at the time of such designation (i) no Default or Event of Default exists or would result therefrom and (ii) the Borrower shall have determined, with respect to such designation, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Section 9.09 at the end of the most recent Test Period.

“Note” shall mean a Term Note, a Revolving Note or a Swingline Note, as the case may be, to the extent issued pursuant to Section 2.05(b).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent at Eleven Madison Avenue, New York, New York 10010, or such other office as the Administrative Agent may designate to the Borrower and the Banks from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Co-Documentation Agents, the Syndication Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Partially-Owned Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower to the extent that the Borrower and its Wholly-Owned Restricted Subsidiaries shall own less than 100% of the capital stock of such Restricted Subsidiary.

“Participant” shall have the meaning provided in Section 3.05(a).

“Participant Register” has the meaning specified in Section 12.04(a).

“Payment Office” shall mean the office of the Administrative Agent at Eleven Madison Avenue, New York, New York 10010, or such other office as the Administrative Agent may designate to the Borrower and the Banks from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.

“PEM” shall mean PRIMEDIA Enthusiast Media, Inc.

“Permitted Acquisition” shall have the meaning provided in Section 9.05(l).

“Permitted Equity Issuance” shall mean any sale or issuance of any Qualified Equity Interests of the Borrower.

“Permitted Incremental Loan Commitment Amount” shall mean, at any date, (A) the sum of (x) (I) from the Closing Date until July 31, 2008, $150,000,000 and (II) on or after August 1, 2008, $175,000,000 plus (y) the aggregate principal amount of Term Loans voluntarily prepaid pursuant to Section 5.01 (other than from the proceeds of any Credit Extension pursuant to this Agreement prior to such date) plus (z) such additional amount as could be incurred as Indebtedness by the Borrower so long as, in the case of this clause (z), after giving effect to the incurrence of such Indebtedness as if incurred on such date in such amount and the use of the net proceeds therefrom, the Senior Secured Leverage Ratio for the most recent Test Period would be less than 4.50 to 1.00 minus (B) the aggregate Incremental Loan Commitments previously entered into on or prior to such date (excluding Indebtedness incurred in reliance on clause (z) above), except to the extent terminated before any funding thereunder.

“Permitted Liens” shall have the meaning provided in Section 9.03.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 9.04(f) or 9.09, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) Indebtedness of a Subsidiary that is not a Guarantor shall not refinance Indebtedness of the Borrower or a Guarantor and (iii) Indebtedness of the Borrower or a Restricted Subsidiary shall not refinance Indebtedness of an Unrestricted Subsidiary.

“Permitted Refinancing Debt” shall mean Indebtedness issued in connection with a Permitted Refinancing.

“Permitted Restricted Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Unrestricted Subsidiary of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding any sale, transfer or other disposition by the Borrower of its capital stock or the capital stock of any Subsidiary which is Collateral) of the Borrower or such Restricted Subsidiary; provided that the Borrower or such Restricted Subsidiary shall only be permitted to effectuate a Permitted Restricted Asset Sale so long as (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent the opinion of value of an Appraisal Firm to the extent required by Section 9.02(a) and (iii) the Borrower shall have, or shall have caused such Restricted Subsidiary to have, complied with the other terms and conditions of Section 9.02(a).

“Permitted Restricted Subsidiary Conversion” shall mean the redesignation by the Borrower of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary of the Borrower pursuant to a written notice to the Administrative Agent and the Banks; provided that any such redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to constitute a sale of all of the assets of the respective Restricted Subsidiary for all purposes of this Agreement; provided further, that the Borrower shall only be permitted to effectuate a Permitted Restricted Subsidiary Conversion so long as (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent the opinion of value of management of the Borrower or, to the extent required by Section 9.02(a), the Appraisal Firm required by such Section (the value set forth in any such opinion, the “Conversion Value Amount”), (iii) the Borrower shall have complied with the other terms and conditions of Section 9.02(a), (iv) the Aggregate Conversion Amount at such time, when added to the Unrestricted Subsidiary Investment Amount at such time shall not exceed the Unrestricted Subsidiary Investment Limit then in effect, and (v) the Borrower shall have determined, with respect to such conversion, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Section 9.09.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any Restricted Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, any Restricted Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 6.01(l).

“Prescribed Forms” shall mean (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or its successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI (or its successor form), (iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of Exhibit M (any such certificate, a “U.S. Tax Compliance Certificate”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or its successor form), or (iv) to the extent a Foreign Bank is not the beneficial owner (for example, where the Foreign Bank is a partnership or participating Bank granting a typical participation), Internal Revenue Service Form W-8IMY (or its successor form), accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9 (or its successor form) or Form W-8IMY from each beneficial owner, as applicable.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime commercial lending rate, the Prime Lending Rate to change when and as such prime commercial lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“PRIMEDIA Dividend” shall mean the cash dividend of not more than $96,000,000 declared within 150 days after the Initial Borrowing Date and paid to the holders of common stock of the Borrower on or after the Initial Borrowing Date.

“PRIMEDIA Refinancing” shall mean the repayment, satisfaction or defeasance by the Borrower of the Existing Debt on or before the Initial Borrowing Date (or, in the case of the Called Notes, promptly thereafter; provided that the Existing Letters of Credit and up to $3,000,000 of other Indebtedness of the Borrower and its Restricted Subsidiaries may remain outstanding including the Existing Letters of Credit and the Capital Leases listed on Annex V; provided, further that the Existing Letters of Credit shall be entitled only to the benefit of back-to-back Letters of Credit issued under this Agreement and the indemnification provision of the Existing Credit Agreement.

“Pro Forma Basis” shall mean, with respect to each Affected Transaction in connection with which any calculation of compliance with any financial covenant or financial term is required, the calculation thereof on a pro forma basis, for the Test Period ended on the last day of the most recently ended fiscal quarter, determined as if (x) such Affected Transaction, each other Affected Transaction effected by Borrower during the Affected Period and any reduction of Consolidated Debt during such Affected Period effected with the proceeds received by the Borrower and/or its Restricted Subsidiaries of the issuance of common equity by the Borrower or (B) the sale of the capital stock or other ownership interest of the Borrower in an Unrestricted Subsidiary (to the extent not otherwise included in Consolidated EBITDA), in each case, had occurred on the first day of such Affected Period, and (y) with respect to any Affected Transaction involving the issuance of Indebtedness, such Indebtedness had remained outstanding at all times during such Affected Period.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including equity interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Pro Rata Share” shall mean, for each Bank, (i) with respect to Term Loans, the percentage obtained by dividing such Bank’s outstanding Term Loans (if any) by the aggregate of all outstanding Term Loans and (ii) with respect to Revolving Loans, the percentage obtained by dividing such Bank’s Revolving Loan Commitment (if any) by the Total Revolving Loan Commitment; provided that, if at any time of the determination of a Bank’s “Pro Rata Share,” any Commitments under a Tranche under this Agreement shall have been terminated, Pro Rata Share shall be calculated with reference to the amount of Loans outstanding under such Tranche rather than such Commitments.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” shall have the meaning provided in Section 2.05(a).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Replaced Bank” shall have the meaning provided in Section 2.10(c)(ii) .

“Replaced Revolving Loan Commitments” shall have the meaning specified in Section 12.12(e).

“Replaced Term Loan” shall have the meaning provided in Section 12.12(d).

“Replacement Bank” shall have the meaning provided in Section 2.10(c)(ii) .

“Replacement Revolving Loan Commitments” shall have the meaning specified in Section 12.12(e).

“Replacement Term Loans” shall have the meaning specified in Section 12.12(d).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Repricing Transaction” means the incurrence by any Credit Party of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement and whether pursuant to an Incremental Loan Commitment or a Replacement Term Loan or otherwise) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to the Term Loans provided by this Agreement (i) having an effective interest rate margin or weighted averaged yield (to be determined by the Administrative Agent consistent with generally accepted financial practice) that is less than the then Applicable Margin for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Term Loans and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Loans.

“Required Banks” shall mean Non-Defaulting Banks whose outstanding (a) Term Loans and (b) outstanding Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Adjusted Percentages of Swingline Loans and Letter of Credit Outstandings) constitute more than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Banks plus (ii) the Adjusted Total Revolving Loan Commitment (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Adjusted Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Required Delivery Date” shall have the meaning provided in the definition of Applicable Margin.

“Restricted Subsidiaries” shall mean (x) all of the Subsidiaries of the Borrower in existence on the Effective Date (other than those listed on Annex VII), (y) any Subsidiary owned (directly or indirectly) by the Borrower that is created, established or acquired after the Effective Date and that does not constitute an Unrestricted Subsidiary on the date of the creation, establishment and/or acquisition thereof and (z) any Unrestricted Subsidiary of the Borrower to the extent designated by the Borrower as a Restricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new

Restricted Subsidiary so long as (i) no Default or Event of Default exists or would result therefrom, (ii) more than 50% of the capital stock of such newly-designated Restricted Subsidiary is owned by the Borrower or one or more of the Borrower’s Wholly-Owned Restricted Subsidiaries and all of the applicable provisions of Section 9.11 shall have been complied with in respect of such newly-designated Restricted Subsidiary and (iii) the Borrower shall have determined, with respect to such designation, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Section 9.09 and, if such Subsidiary has any outstanding Indebtedness, Section 9.04(f); provided further that, at the time of any Permitted Restricted Subsidiary Conversion or the sale of 100% of the capital stock owned by the Borrower or any Restricted Subsidiary of a Restricted Subsidiary to an Unrestricted Subsidiary pursuant to a Permitted Restricted Asset Sale, the Restricted Subsidiary so converted or sold shall no longer constitute a Restricted Subsidiary hereunder.

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, with respect to each Bank, the amount set forth opposite such Bank’s name in Annex I hereto directly below the column entitled “Revolving Loan Commitment,” as same may be reduced from time to time pursuant to Sections 4.02, 4.03 and/or 10.

“Revolving Loan Maturity Date” shall mean August 1, 2013.

“Revolving Loan Percentage” shall mean at any time for each Bank the percentage obtained by dividing such Bank’s Revolving Loan Commitment (if any) by the Total Revolving Loan Commitment; provided that at any time when the Total Revolving Loan Commitment shall have been terminated, each Bank’s Revolving Loan Percentage shall be the percentage obtained by dividing such Bank’s Revolving Loan Commitment (if any) immediately prior to such termination by the Total Revolving Loan Commitment immediately prior to such termination.

“Revolving Note” means a promissory note made by the Borrower in favor of a Bank with a Revolving Loan Commitment, evidencing Revolving Loans made by such Bank, substantially in the form of Exhibit J-2.

“S&P” shall have the meaning provided in the definition of “Cash Equivalents.”

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 5.02(c).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 5.02(c).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 8.01 Financials” shall mean the financial statements delivered, or to be delivered, pursuant to Section 8.01(a) or (b).

“Secured Creditors” shall have the meaning assigned that term in the Pledge Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured Credit Facilities” shall mean the Revolving Loan Commitments and the Term Loan Commitments set forth in this Agreement.

“Senior Secured Leverage Ratio” shall mean, at any time, the ratio of (i) Consolidated Secured Debt to (ii) Consolidated EBITDA for the most recent Test Period.

“Solvency Certificate” shall mean a certificate substantially in the form of Exhibit I hereto.

“Specified Notes” shall mean up to $20,000,000 of Existing 8 7/8% Senior Notes and Existing 8% Senior Notes.

“Specified Representations and Warranties” shall be those representations and warranties set forth in Sections 7.01, 7.02, 7.05, 7.07, 7.08 and 7.15; Section 15 of the Pledge Agreement; and Sections 12(a) and 12(b) of the Subsidiary Guaranty.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower that is by its terms junior and subordinated in right of payment to the Obligations of the Borrower.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean (i) each Restricted Subsidiary in existence on the Initial Borrowing Date and (ii) each Restricted Subsidiary of the Borrower formed after the Initial Borrowing Date (other than any Excluded Foreign Restricted Subsidiary) and each Excluded Domestic Restricted Subsidiary designated as such by the Borrower, in each case, which has executed and delivered a counterpart of the Subsidiary Guaranty to the Administrative Agent on behalf of the Banks; provided that any such Restricted Subsidiary which is a Partially-Owned Restricted Subsidiary shall cease to constitute a Subsidiary Guarantor to the extent the Borrower shall have made a Non-Guarantor Designation with respect to such Subsidiary in accordance with the terms hereof.

“Subsidiary Guaranty” shall have the meaning provided in Section 6.01(e).

“Swingline Expiry Date” shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean Credit Suisse in its capacity as swingline lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(d).

“Swingline Loan Maturity Date” shall mean August 1, 2013.

“Swingline Note” means a promissory note made by the Borrower in favor of a Swingline Lender, evidencing Swingline Loans made by such Swingline Lender, substantially in the form of Exhibit J-3.

“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Tax Compliance Certificate” has the meaning specified in the definition of Prescribed Forms.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning provided in Section 2.01(a).

“Term Loan Commitment” shall mean, with respect to each Bank, the amount set forth opposite such Bank’s name in Annex I hereto directly below the column entitled “Term Loan Commitment”.

“Term Loan Maturity Date” shall mean August 1, 2014.

“Term Note” means a promissory note made by the Borrower in favor of a Bank with Term Loan Commitments, evidencing Term Loans made by such Bank, substantially in the form of Exhibit J-1.

“Test Period” shall mean the four consecutive fiscal quarters of the Borrower then last ended.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Banks.

“Total Leverage Ratio” shall have the meaning provided in Section 9.09.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Banks.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, (i) the Total Revolving Loan Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time, plus the Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., the Term Loans, the Revolving Loans and the Swingline Loans.

“Transaction Costs” shall mean all costs and expenses incurred in connection with the Transactions (including debt prepayment premiums, if any).

“Transactions” shall mean and include (i) the Borrower obtaining the Senior Secured Credit Facilities, (ii) the PRIMEDIA Refinancing, (iii) the PRIMEDIA Dividend, and (iv) the payment of Transaction Costs.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under such Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Unpaid Drawing” shall have the meaning provided in Section 3.04(a).

“Unrestricted Subsidiary” shall mean (i) each Subsidiary of the Borrower listed on Annex VII hereto, (ii) any Subsidiary of the Borrower that is formed or acquired after the Effective Date, which is funded through loans, advances and/or capital contributions as permitted by, and in compliance with, Section 9.05(d); provided that at the time of the initial loan, advance or capital contribution by the Borrower or any Restricted Subsidiary to such Subsidiary (x) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent and (y) such Subsidiary and the Borrower shall have entered into a tax sharing agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) any Restricted Subsidiary of the Borrower redesignated as an Unrestricted Subsidiary pursuant to a Permitted Restricted Subsidiary Conversion and any Restricted Subsidiary sold to an Unrestricted Subsidiary pursuant to a Permitted Restricted Asset Sale, in each case to the extent consummated in accordance with the terms of the respective definitions thereof and Section 9.02(a) and (iii) each Subsidiary of an Unrestricted Subsidiary; provided that, at the time of any designation of the type described in clause (z) of the definition of “Restricted Subsidiary,” the Subsidiary so designated shall no longer constitute an Unrestricted Subsidiary hereunder.

“Unrestricted Subsidiary Investment Amount” shall have the meaning provided in Section 9.05(d).

“Unrestricted Subsidiary Investment Limit” shall mean, at any time, the sum of (i) the Available Amount, (ii) an amount equal to all cash or other payments received by the Borrower and its Restricted Subsidiaries from Unrestricted Subsidiaries from dividends or distributions after the Effective Date (provided that for purposes of this clause (ii), cash and other payments received by a Partially-Owned Restricted Subsidiary shall be added to the Unrestricted Subsidiary Investment Limit only to the extent of the equity percentage ownership of the Borrower in such Partially-Owned Restricted Subsidiary) and (iii) the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (not to exceed the amount by which the Available Amount has been utilized in respect of such Unrestricted Subsidiary).

“U.S. Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower which is not a Partially-Owned Restricted Subsidiary.

“Working Capital” shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Written” or “in writing” shall mean any form of written communication or a communication by means of email, telecopy or IntraLinks posting.

SECTION 2.                 Amount and Terms of Credit.

2.01           Commitments.

(a)           Subject to and upon the terms and conditions set forth herein, each Bank with a Term Loan Commitment severally agrees to make, on the Initial Borrowing Date, a term loan or term loans (each a “Term Loan” and, collectively, “Term Loans”) to the Borrower, which Term Loans (i) shall be made pursuant to a single drawing, (ii) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; provided that all Term Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Term Loans of the same Type, and (iii) shall equal for each Bank, in initial aggregate principal amount, that amount which equals the Term Loan Commitment of such Bank on the Initial Borrowing Date (before giving effect to the termination thereof on such date pursuant to Section 4.03(a)).  Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b)           Subject to and upon the terms and conditions herein set forth, each Bank with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on and after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with such Bank’s Adjusted Percentage, if any, of the sum of (x) the Letter of Credit Outstandings at such time plus (y) the outstanding principal amount of Swingline Loans at such time, equals (1) if such Bank is a Non-Defaulting Bank, the Adjusted Revolving Loan Commitment of such Bank at such time and (2) if such Bank is a Defaulting Bank, the Revolving Loan Commitment of such Bank at such time and (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Swingline Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time.

(c)           Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees to make, at any time and from time to time on and after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks then outstanding and the Letter of Credit Outstandings at such time, an amount equal to the Adjusted Total Revolving Loan Commitment then in effect (after giving effect to any reductions to the Adjusted Total Revolving Loan Commitment on such date) and (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  The Swingline Lender will not make a Swingline Loan after it has received written notice from the Required Banks that one or more of the applicable conditions to Credit Events specified in Section 6 are not then satisfied.

(d)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 10.05), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Banks with a Revolving Loan Commitment pro rata based on each Bank’s Adjusted Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), and the proceeds thereof shall be applied directly to repay the

Swingline Lender for such outstanding Swingline Loans.  Each such Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by Chase notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving Loan Commitment or Adjusted Total Revolving Loan Commitment after any such Swingline Loans were made.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), then each such Bank (other than the Swingline Lender) hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender (without recourse or warranty other than that such Swingline Loans are free and clear of any Liens) such assignment of the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon their respective Adjusted Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10); provided that all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchasing same from and after such date of purchase.  Upon any change in the Revolving Loan Commitments or Adjusted Percentages of the Banks pursuant to Section 2.10(c)(ii) or 12.04(b), or upon the occurrence of a Bank Default, it is hereby agreed that, with respect to all outstanding Swingline Loans, there shall be an automatic adjustment to the participations pursuant to this Section 2.01(d) to reflect the new Adjusted Percentages of the assigning and assignee Banks or of all Non-Defaulting Banks, as the case may be.

2.02           Minimum Borrowing Amounts, Etc.  The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount for such Loans.  More than one Borrowing may be incurred on any day; provided that at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans.

2.03           Notice of Borrowing.

(a)           Whenever the Borrower desires to incur Loans hereunder (excluding Swingline Loans and Revolving Loans incurred pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be incurred hereunder.  Each such notice (each, together with each notice referred to in Section 2.03(b)(i), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A, appropriately completed to specify (i) whether the

Loans being incurred pursuant to such Borrowing shall consist of Term Loans or Revolving Loans, (ii) the aggregate principal amount of such Loans to be made pursuant to such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Bank which is required to make Loans pursuant to the Borrowing specified in the respective Notice of Borrowing written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank’s proportionate share thereof, if any, and of the other matters covered by the Notice of Borrowing.

(b)           (i)  Whenever the Borrower desires to incur a Borrowing of Swingline Loans hereunder, it shall give the Swingline Lender no later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be incurred hereunder.  Each such Notice of Borrowing shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day), (y) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing and (z) wire instructions.

(ii)           Mandatory Borrowings shall be made upon the notice specified in Section 2.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(c)           Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans) or the Letter of Credit Issuer (in the case of the issuance of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, as the case may be, in good faith to be from the chairman, a vice chairman, the president, the chief financial officer, the treasurer, an assistant treasurer, the supervisor, cash management or a director of treasury operations of the Borrower.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s, the Swingline Lender’s or the Letter of Credit Issuer’s record of the terms of such telephonic notice.

2.04           Disbursement of Funds.  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing relating to any Loans (or (x) in the case of Swingline Loans, no later than 2:00 P.M. (New York time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 12:00 Noon (New York time) on the date specified in Section 2.01(d)), each Bank with a Commitment under the respective Tranche will make available its Pro Rata Share (if any) of each Borrowing of Loans requested to be made on such date in the manner provided below (or, in the case of Swingline Loans, each Swingline Lender will make available the full amount thereof).  All such amounts shall be made available to the Administrative Agent in U.S. Dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received (other than in respect of Mandatory Borrowings).

Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing of any Loans referred to in this Section 2.04(a) that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank.  If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.08, for the respective Loans.  Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

2.05           Register.

(a)           The Administrative Agent shall maintain a register for the recordation of the Commitments of the Banks from time to time and the principal amount of the Term Loans, Revolving Loans and Swingline Loans owing to each Bank (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error.  The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(b)           The Borrower hereby agrees to provide a Note, promptly upon the request of any Bank, to the extent such Bank has requested such Note in connection with any pledge or assignment by such Bank of any or all of its Loans hereunder to a Federal Reserve Bank.

2.06           Conversions.  The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans (other than Swingline Loans, which at all times shall be maintained as Base Rate Loans) owing by the Borrower into a Borrowing or Borrowings of another Type of Loan; provided that (1) no such partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if a Default or Event of Default is in existence and the Administrative Agent and/or the Required Banks have notified the Borrower that such a conversion will not be permitted as a result thereof and (iii) Borrowings of Eurodollar

Loans resulting from this Section 2.06 shall be limited in number as provided in Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion”) specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

2.07           Pro Rata Borrowings.  All Borrowings of Term Loans and Revolving Loans under this Agreement shall be made by the Banks pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be; provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the Banks with Revolving Loan Commitments pro rata on the basis of their Adjusted Percentages.  It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

2.08           Interest.

(a)           The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Base Rate in effect from time to time.

(b)           The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.

(c)           Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum, payable on demand, equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Margin for Base Rate Loans; provided that principal in respect of Eurodollar Loans shall bear interest after the same becomes due (whether by acceleration or otherwise) until the end of the applicable Interest Period for such Eurodollar Loan at a per annum rate, payable on demand, equal to 2% in excess of the rate of interest applicable on the due date therefor.

(d)           Interest shall accrue from and including the date of any Borrowing to, but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 12.07(b).

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

2.09           Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, if available to each of the Banks (as determined by each such Bank in good faith based on prevailing conditions in the interbank Eurodollar market on any date of determination thereof) nine or twelve month period (or if agreed to by each Bank in the respective Tranche, such other period as requested by the Borrower).  Notwithstanding anything to the contrary contained above:

(i)      unless otherwise requested by the Borrower and agreed to by each Bank in the respective Tranche, the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(ii)     if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii)    if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)    no Interest Period for a Borrowing under any Tranche of Loans shall be elected which would extend beyond the respective Maturity Date for such Tranche; and

(v)     no Interest Period may be elected at any time when a Default or Event of Default is then in existence and the Administrative Agent and/or the Required Banks have notified the Borrower that such an election will not be permitted as a result thereof.

If upon the expiration of any Interest Period, the Borrower has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, or a Default or an Event of Default then exists and the Administrative Agent and/or the Required

Banks have given the notice referred to in clause (v) above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10           Increased Costs, Illegality, Etc.

(a)           In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Bank, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)      on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)     at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the judicial or administrative interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request such as, for example, but not limited to, (A) a change since the Effective Date in the basis of taxation of payment to any Bank of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes with respect to any Taxes) or (B) a change since the Effective Date in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; or

(iii)    at any time since the Effective Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Bank, upon written demand therefor (accompanied by the written notice referred to below), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof promptly (but in any event no later than the later of (x) the Business Day next preceding the date of such Borrowing and (y) one Business Day after the Borrower was notified by a Bank pursuant to Section 2.10(a)(ii) or (iii)), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 2.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 2.10(b).

(c)           (i)  If any Bank shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), accompanied by the notice referred to in the last sentence of this clause (i), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.  Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c).

(ii)           If (x) any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) any Bank has notified the Borrower that one of its Eurodollar Loans is affected by the circumstances described in Section 2.10(a)(ii) or (iii), or (z) any Bank is owed increased costs or other amounts under Section 2.10(c)(i), 3.06 or 5.04 and, in the case of such clause (y) or (z), compensation or other action with respect to such event is not otherwise requested generally by the other Banks, the Borrower shall have the right, if no Default or Event of Default then exists and, in the case of a Bank described in clause (y) or (z) above, such Bank has not changed its applicable lending office with the effect of eliminating such increased cost, to replace such Bank (the “Replaced Bank”) with another commercial bank or banks or other financial institutions (collectively, the “Replacement Bank”) reasonably acceptable to the Administrative Agent, and, in the case of any Replaced Bank with a Revolving Loan Commitment, the Letter of Credit Issuer; provided that (i) at the time of any replacement pursuant to this Section 2.10(c)(ii), the Replacement Bank shall enter into one or more assignment agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank (or the Letter of Credit Issuer in the case of the proviso contained in clause (b) below or the Swingline Lender in the case of clause (d) below) in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (b) an amount equal to the sum of such Replaced Bank’s Adjusted Percentage (for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Bank) of all Unpaid Drawings and all then unpaid interest with respect thereto at such time, provided that in the event such Replaced Bank did not reimburse the Letter of Credit Issuer pursuant to Section 3.05(c) in respect of any Unpaid Drawing, such amount shall instead be paid to the Letter of Credit Issuer, (c) an amount equal to any unpaid obligation of the Replaced Bank pursuant to Section 2.01(d), which amount shall be paid to the Swingline Lender, and (d) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 4.01 hereof and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.  Upon the execution of the respective assignment documentation pursuant to clause (i) above and the payment of amounts referred to in clauses (i) above and (ii) above, (x) the Replacement Bank shall become a Bank or Banks hereunder, as the case may be, and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 11.07 and 12.01) under this Agreement, which shall survive as to such Replaced Bank and (y) the Adjusted Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement (and to give effect to the replacement of a Defaulting Bank with one or more Non-Defaulting Banks).

2.11           Compensation.  The Borrower agrees to compensate each Bank in the appropriate currency, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding loss of anticipated profit with respect to any Loans) which such Bank may sustain:  (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any repayment, prepayment or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 2.10(b).  Calculation of all amounts payable to a Bank under this Section 2.11 shall be made as though that Bank had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.11.

2.12           Change of Lending Office.  Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c)(i), 3.06 or 5.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that in the sole judgment of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 2.10, 3.06 or 5.04.

2.13           Incremental Loan Commitments.  At any time and from time to time on and after the Initial Borrowing Date and prior to the Term Loan Maturity Date, the Borrower may request that one or more Banks or other lending institutions (each such lending institution, an “Incremental Loan Lending Institution”), as the case may be, (i) enter into commitments to make additional term loans as a Term Loan and (ii) enter into commitments to make additional Revolving Loans, subject to all the terms and conditions set forth in this Agreement and all other Credit Documents pertaining to Revolving Loans and Revolving Loan Commitments with such additional term loans having the same Guarantees from the Guarantors and being secured on a pari passu basis by the same Collateral as the Senior Secured Credit Facilities (any such commitment to make additional Term Loans or Revolving Loans, an “Incremental Loan Commitment”); provided that (A) no Default or Event of Default will exist immediately prior to or after giving effect thereto, (B) the maturity date of any additional Term Loan made pursuant to any such Incremental Loan Commitment shall not be earlier than the Term Loan Maturity Date, (C) in the case of any such Incremental Term Loans and Term Loan Commitments with respect thereto, the other terms and documentation with respect thereto, to the extent not consistent with the Term Loan Commitment and the outstanding Term Loans, shall be reasonably satisfactory to the Administrative Agent (it being understood that the Administrative Agent has no approval rights over interest rates or maturity date consistent with clause (B)), (D) the aggregate principal amount of all Incremental Loan Commitments shall not exceed the then Permitted Incremental Loan Commitment Amount, (E) with respect to any such additional Revolving Loans and Incremental Loan Commitments with respect thereto, they will be part of the Revolving Loan Commitments and have the same terms with respect thereto, (F) no Bank will be required to provide any such Incremental Loan Commitment, (G) the Borrower shall, on a pro forma basis after giving effect to the Incremental Loans as if fully drawn on the date of such Incremental Loan Commitment, be in compliance with Section 9.09 for the most recent Test Period and (H) at any time prior to August 1, 2009, in the event that the Applicable Margin (at each level), on a yield-to-maturity basis, together with any original issue discount and upfront fees (the “Applicable Yield”) for the Incremental Term Loans is greater than the Applicable Margin, on a yield to maturity basis, of the Term Loans by more than 50 basis points, then the Applicable Margin for the Term Loans shall be increased to the extent necessary such that the Applicable Margin for the Term Loans plus 0.50% per annum shall be equal to the Applicable Yield for the Incremental Term Loans.  Each Incremental Loan Commitment (whether constituting an addition to an existing Tranche or a new Tranche) shall be incorporated into this Agreement pursuant to a supplement or amendment hereto or an amendment and restatement hereof executed and delivered by the Borrower, the Administrative Agent and each Incremental Loan Lending Institution whose Commitment is increasing pursuant thereto, and such Persons are hereby authorized to enter into any such supplement, amendment or amendment and restatement (which shall be binding on all parties), to the extent necessary (but only to the extent necessary) to effect such Incremental Loan Commitment.

SECTION 3.                 Letters of Credit.

3.01           Letters of Credit.

(a)           Subject to and upon the terms and conditions herein set forth, the Borrower may request the Letter of Credit Issuer at any time and from time to time on or after the Initial Borrowing Date and prior to 30 Days preceding the Revolving Loan Maturity Date to issue, for the account of the Borrower and in support of (x) trade obligations of the Borrower and/or its Restricted Subsidiaries and/or (y) on a standby basis, such other obligations (contingent or otherwise) of the Borrower and/or its Restricted Subsidiaries to any other Person, in each case, that arise in the ordinary course of business and are in respect of general corporate purposes (including, without limitation, in connection with Permitted Acquisitions) of the Borrower and/or its Restricted Subsidiaries, and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer and the Administrative Agent (each such letter of credit, a “Letter of Credit” and collectively, the “Letters of Credit”).

(b)           Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed either (x) $25,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks and Swingline Loans then outstanding, the Adjusted Total Revolving Loan Commitment at such time; (ii) each Letter of Credit shall have an expiry date occurring not later than two years after such Letter of Credit’s date of issuance; provided that standby Letters of Credit may provide that, absent notice to the contrary from the Letter of Credit Issuer to the beneficiary thereof, the expiry date shall be automatically extended for successive one year periods and (iii) no Letter of Credit shall have an expiry date occurring later than 5 Business Days preceding the Revolving Loan Maturity Date.

(c)           Annex VI attached hereto contains a description of all letters of credit issued and outstanding under the Existing Credit Agreement on the Initial Borrowing Date (each such letter of credit, including any extension thereof and “Existing Letter of Credit”). The Borrower may request that a Letter of Credit be issued on the Initial Borrowing Date as provided in Section 6.01(j).

3.02           Minimum Stated Amount.  The initial Stated Amount of each Letter of Credit shall be not less than $25,000 or such lesser amount acceptable to the Letter of Credit Issuer; provided that no more than 25 Letters of Credit (or such greater number acceptable to the Letter of Credit Issuer) shall be outstanding at any one time.

3.03           Letter of Credit Requests; Notices of Issuance.

(a)           Whenever the Borrower desires that a Letter of Credit be issued, it shall give the Administrative Agent and the Letter of Credit Issuer written notice (or telephonic notice confirmed in writing) thereof prior to 12:00 Noon (New York time) at least five Business Days’ (or such shorter period as may be acceptable to the Letter of Credit Issuer, which shall be the Initial Borrowing Date in the case of the Existing Letters or Credit) prior to the proposed date of issuance (which shall be a Business Day) (each a “Letter of Credit Request”), which Letter of Credit Request shall include an application for such Letter of Credit and any other documents that the Letter of Credit Issuer customarily requires in connection therewith.  The Administrative Agent shall promptly notify each Bank of each Letter of Credit Request.

(b)           The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it or amendment thereto, give the Administrative Agent, each Bank and the Borrower written notice of the issuance or amendment of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it or of the amendment thereto.

3.04           Agreement to Repay Letter of Credit Drawings.

(a)           The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) no later than one Business Day following the date of such payment or disbursement, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Margin for Base Rate Loans that are Revolving Loans plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand.  The Letter of Credit Issuer shall provide the Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the Borrower under this Section 3.04(a) or under any other Section of this Agreement.

(b)           The Borrower’s obligation under this Section 3.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances, including, without limitation, those set forth in Section 3.05(e)(i) through (v), inclusive, and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.05           Letter of Credit Participations.

(a)           Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank with a Revolving Loan Commitment, and each such Bank (each a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank’s Adjusted Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 4.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or Adjusted Percentages of the Banks pursuant to Section 2.10(c)(ii) or 12.04(b) or otherwise, or upon the occurrence of a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 3.05 to reflect the new Adjusted Percentages of the assigning and assignee Banks or of all Non-Defaulting Banks, as the case may be.

(b)           In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)           In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 3.04(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such Participant’s Adjusted Percentage of such unreimbursed payment in U.S. Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Adjusted Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Participant’s Adjusted Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Adjusted Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate.  The failure of any Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Adjusted Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Adjusted Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer such other Participant’s Adjusted Percentage of any such payment.

(d)           Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Adjusted Percentage thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant’s Adjusted Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e)           The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

3.06         Increased Costs.  If at any time after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Participant’s participation therein, or (ii) impose on the Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant’s participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Participant hereunder, then, upon demand to the Borrower by the Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by the Letter of Credit Issuer or such Participant to the Administrative Agent), accompanied by the certificate described in the last sentence of this Section 3.06, the Borrower shall pay to the Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Participant for such increased cost or reduction.  A certificate submitted to the Borrower by the Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Participant as aforesaid shall be final and conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.06.

SECTION 4.           Fees; Commitments.

4.01         Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Bank with a Revolving Loan Commitment a commitment fee (the “Commitment Fee”) for the period from the Effective Date to but not including the date the Total Revolving Loan Commitment has been terminated, computed at a per annum rate equal to the Applicable Commitment Fee Percentage on the daily average Aggregate Unutilized Revolving Loan Commitment of such Non-Defaulting Bank.  Accrued Commitment Fees shall be due and payable quarterly in arrears on the last Business Day of March, June, September and December of each year and the date upon which the Total Revolving Loan Commitment is terminated.

(b)           The Borrower shall pay to the Administrative Agent for the account of each Non-Defaulting Bank with a Revolving Loan Commitment pro rata on the basis of their respective Adjusted Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) computed at a rate equal to the Applicable Letter of Credit Fee Percentage on the average daily Stated Amount of such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Loan Commitment shall be terminated.

(c)           The Borrower shall pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Facing Fee”) computed at the rate of 1/8 of 1% per annum on the average daily Stated Amount of such Letter of Credit.  Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Loan Commitment shall be terminated.

(d)           The Borrower hereby agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)           The Borrower shall pay to the Administrative Agent and the Syndication Agent, for their own respective accounts, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent or the Syndication Agent, respectively.

(f)            All computations of Fees shall be made in accordance with Section 12.07(b).

4.02         Voluntary Reduction of Commitments.  Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at its Notice Office (the Administrative Agent shall promptly notify each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan Commitment; provided that (x) any such termination or partial reduction shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each of the Banks with a Revolving Loan Commitment, (y) any partial reduction pursuant to this Section 4.02 shall be in the amount of at least $1,000,000 (or, if less than $1,000,000, the remaining Total Unutilized Revolving Commitment), (z) the reduction to the Total Unutilized Revolving Loan Commitment shall in no case be in an amount which would cause the Revolving Loan Commitment of any Bank to be reduced (as required by the preceding clause (x)) by an amount which exceeds the remainder of (i) the Aggregate Unutilized Revolving Loan Commitment of such Bank as in effect immediately before giving effect to such reduction minus (ii) such Bank’s Adjusted Percentage of the aggregate principal amount of Swingline Loans then outstanding.

4.03         Mandatory Reduction of Commitments, Etc.

(a)           The Total Term Loan Commitment (and the Term Loan Commitment of each Bank with such a Commitment) shall terminate on the Initial Borrowing Date (after giving effect to the making of the Term Loans on such date).

(b)           The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on the Revolving Loan Maturity Date.

SECTION 5.           Payments.

5.01         Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans incurred by it, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 12:00 Noon (New York time) (x) at least two Business Days prior to the date of such prepayment in the case of Term Loans, Revolving Loans or (y) on the date of such prepayment in the case of Swingline Loans, which notice shall promptly be transmitted by the Administrative Agent to each of the Banks; (ii) (x) each partial prepayment of any Borrowing (other than a Borrowing of Swingline Loans) shall be in an aggregate principal amount of at least $1,000,000 and, if greater, in an integral multiple of $500,000, (y) each partial prepayment of any Borrowing of Swingline Loans shall be in an aggregate principal amount of at least $500,000 and, if greater, in an integral multiple of $250,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment of Term Loans pursuant to this Section 5.01 shall be applied to reduce the then remaining Scheduled Term Loan Repayments as elected by the Borrower by written notice to the Administrative Agent at the time of each such prepayment; and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided that, at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01, such prepayment shall not be applied to any Revolving Loans of a Defaulting Bank.  Notwithstanding the foregoing, if the Borrower makes any voluntary prepayment of Term Loans pursuant to this Section 5.01 prior to the one year anniversary of the Initial Borrowing Date from the proceeds of a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each holder Term Loans at the time of prepayment, a prepayment premium of 1% of the amount of such Term Loans being prepaid.

5.02         Mandatory Repayments.

(a)           (i)  If on any date the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting Banks and Swingline Loans (in each case after giving effect to all other repayments thereof on such date), plus (y) the Letter of Credit Outstandings on such date exceeds the Adjusted Total Revolving Loan Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans of Non-Defaulting Banks in an aggregate amount equal to such excess.  If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Revolving Loan Commitment then in effect, the Borrower agrees to pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of Letter of Credit Outstandings) and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(ii)           If on any date the aggregate outstanding principal amount of Revolving Loans made by any Defaulting Bank exceeds the Revolving Loan Commitment of such Defaulting Bank, the Borrower shall repay the Revolving Loans of such Defaulting Bank in an amount equal to such excess.

(b)           (i)  Not later than one Business Day following the receipt of any Net Cash Proceeds of any incurrence on or after the Effective Date of any Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than any Indebtedness permitted to be incurred under Section 9.04), the Borrower shall make prepayments of the Term Loans in accordance with Sections 5.02(h) and 5.03 in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ii)           Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale or Casualty Event on and after the Effective Date, the Borrower shall make repayments of the Term Loans in accordance with Section 5.02(h) in an aggregate amount equal to 100% of the Net Cash Proceeds from such Asset Sale or Casualty Event, in each case if the Total Leverage Ratio as of the most recent Test Period on or prior to the date of such Asset Sale was greater than 4.00:1.00.

(c)           In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall repay, on each date set forth below (provided that if any date set forth below is not a Business Day then the repayment shall occur on the first Business Day immediately preceding such date set forth below) (each a “Scheduled Term Loan Repayment Date”), the Term Loans in an amount equal to the amount set forth below opposite such date (each such repayment, as the same may be reduced as provided in Sections 5.01 and 5.02(e), a “Scheduled Term Loan Repayment”):

Scheduled Term Loan Repayment Date	Amount
March 31, 2008	$625,000
June 30, 2008	$625,000
September 30, 2008	$625,000
December 31, 2008	$625,000
March 30, 2009	$625,000
June 30, 2009	$625,000
September 30, 2009	$625,000
December 30, 2009	$625,000
March 30, 2010	$625,000
June 30, 2010	$625,000
September 30, 2010	$625,000
December 31, 2010	$625,000
March 30, 2011	$625,000
June 30, 2011	$625,000
September 30, 2011	$625,000
December 31, 2011	$625,000
March 30, 2012	$625,000
June 30, 2012	$625,000
September 30, 2012	$625,000
December 31, 2012	$625,000
March 30, 2013	$625,000
June 30, 2013	$625,000
September 30, 2013	$625,000
December 30, 2013	$625,000
March 30, 2014	$625,000
June 30, 2014	$625,000
Term Loan Maturity Date	$233,750,000

(d)           The Borrower shall repay all outstanding Term Loans in their entirety on the Term Loan Maturity Date.

(e)           The aggregate principal amount of Term Loans shall be repaid at the times, and in the amounts, provided in Sections 5.02(b) and 5.02(g).  The amount of each such principal repayment of Term Loans shall be applied to reduce each of the remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining amount of each such Scheduled Term Loan Repayment).

(f)            Notwithstanding anything to the contrary contained in this Agreement, all then outstanding Loans under this Agreement shall be repaid in full on the respective Maturity Date for such Loans.

(g)           No later than five Business Days after the date on which the financial statements are or are required to be delivered pursuant to Section 8.01(a) (without giving effect to any grace period applicable thereto) (the “ECF Deadline”) in respect of each fiscal year of the Borrower ending on or after December 31, 2007, the Borrower shall make prepayments in accordance with Sections 5.02(e), 5.02(h) and 5.03 in an aggregate amount equal to the Applicable ECF Percentage of Excess Cash Flow for such fiscal year then ended minus (ii) the aggregate principal amount of voluntary prepayments of Term Loans made pursuant to Section 5.01 since the last ECF Deadline (or since the Effective Date in the case of the fiscal year ending December 31, 2007).

(h)           With respect to each repayment of Loans required by this Section 5.02, (i) Eurodollar Loans may be designated for repayment pursuant to this Section 5.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans under the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans under the respective Tranche have been paid in full; (ii) each repayment of any Term Loans or Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans and Revolving Loans, as the case may be; (iii) notwithstanding the provisions of the preceding clause (ii), no repayment of Revolving Loans pursuant to Section 5.02(a)(i) shall be applied to the Revolving Loans of a Defaulting Bank; and (iv) repayments of Revolving Loans of Defaulting Banks pursuant to Section 5.02(a)(ii) shall be applied pro rata among such Revolving Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.  Notwithstanding the foregoing provisions of this Section 5.02, if at any time the mandatory repayment of Loans pursuant to Section 5.02(a) arising solely as a result of a reduction to the Total Revolving Loan Commitment pursuant to Section 4.03(d) would result, after giving effect to the procedures set forth above in this clause (h), in the Borrower incurring breakage costs under Section 2.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (the “Affected Eurodollar Loans”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans that are Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Eurodollar Loans not initially repaid pursuant to this sentence.  Any Term Loans repaid pursuant to Section 5.01 or 5.02 may not be reborrowed.

5.03         Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Banks entitled thereto (based on each Bank’s Pro Rata Share, if any), no later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office.  Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day; provided, however, that to the extent that the Administrative Agent shall have received any payment under this Agreement after 1:00 P.M. (New York time) on a Business Day, the Administrative Agent shall use its best efforts to distribute such payment as promptly as practicable on such date to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received, and to the extent that any such Bank receives its portion of such payment from the Administrative Agent on such same date by a time satisfactory to such Bank, such payment to such Bank shall be deemed to have been made on such date.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.04         Net Payments.

(a)           Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Credit Party shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.04) the applicable Bank, Swingline Lender or Letter of Credit Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party or the Administrative Agent, as applicable, shall make such deductions and (iii) the applicable Credit Party or the Administrative Agent, as applicable, shall timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)           Indemnification by the Credit Parties.  The Borrower shall indemnify the Administrative Agent, each Bank, Letter of Credit Issuer and Swingline Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable by the Administrative Agent, such Bank, such Letter of Credit Issuer or Swingline Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank, the Letter of Credit Issuer or the Swingline Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, the Letter of Credit Issuer or the Swingline Lender , shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Credit Party to a governmental authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Foreign Banks. Any Foreign Bank, to the extent it is legally entitled to do so, shall deliver to the Credit Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank, Letter of Credit Issuer or Swingline Lender under this Agreement (and from time to time thereafter upon the request of the Credit Parties or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), the Prescribed Forms, as applicable.  In addition, each Foreign Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Bank.  Each Foreign Bank shall promptly notify the Credit Parties at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Credit Parties (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Foreign Bank shall not be required to deliver any form pursuant to this paragraph that such Foreign Bank is not legally able to deliver.

(f)            Treatment of Refund.  If the Administrative Agent, Bank, Swingline Lender or Letter of Credit Issuer, as the case may be, determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.04, it shall pay over such refund to the applicable Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section 5.04 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank, Swingline Lender or Letter of Credit Issuer and without interest (other than interest paid by the relevant governmental authority with respect to such refund); provided, that the Credit Party, upon the request of the Administrative Agent or such Bank, Swingline Lender or Letter of Credit Issuer, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Bank, Swingline Lender or Letter of Credit Issuer in the event the Administrative Agent or such Bank, Swingline Lender or Letter of Credit Issuer is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary, in no event will the Administrative Agent, any Bank, the Swingline Lender or Letter of Credit Issuer be required to pay any amount to any Credit Party the payment of which would place the Administrative Agent, Bank, the Swingline Lender or Letter of Credit Issuer in a less favorable net after-Tax position than the Administrative Agent, such Bank, the Swingline Lender or Letter of Credit Issuer would have been in if the additional amounts and indemnity payments giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 6.           Conditions Precedent.

6.01         Conditions Precedent to the Initial Borrowing Date.  The obligation of each Bank to make each Loan to the Borrower hereunder on the Initial Borrowing Date, and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder on the Initial Borrowing Date, are subject, on the Initial

Borrowing Date, to the satisfaction of the following conditions:

(a)           Effective Date.  The Effective Date shall have occurred.

(b)           No Default; Representations and Warranties.  (i) There shall exist no Default or Event of Default and (ii) the Specified Representations and Warranties shall be true and correct in all material respects with the same effect as though such Specified Representations and Warranties had been made on and as of such date, unless stated to relate to a specific earlier date, in which case such Specified Representations and Warranties shall be true and correct in all material respects as of such earlier date.

(c)           Opinions of Counsel.  The Administrative Agent shall have received opinions, addressed to each of the Banks and the Collateral Agent, dated as of the initial Borrowing Date, (i) from Simpson, Thacher & Bartlett LLP, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit C-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (ii) from Jason S. Thaler, Senior Vice President, General Counsel and Secretary of the Borrower, which opinion shall cover the matters contained in Exhibit C-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(d)           Corporate Proceedings.  (i)  The Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor, a certificate, dated the Initial Borrowing Date, signed by the chairman, a vice chairman, the president, the chief financial officer or the treasurer of such Person, and attested to by the secretary or any assistant secretary of such Person, in the form of Exhibit D with appropriate insertions and, to the extent required, together with copies of the Certificate of Incorporation, By-Laws and the resolutions of such Person referred to in such certificate, and the foregoing shall be satisfactory to the Administrative Agent.

(ii)           The Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection with the transactions contemplated by this Agreement and the other Credit Documents, where appropriate, to be certified by proper corporate or governmental authorities.

(e)           Guaranties.  Each Subsidiary Guarantor shall have duly authorized, executed and delivered a guaranty in the form of Exhibit E (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Guaranty”), and the Subsidiary Guaranty shall be in full force and effect.

(f)            Notice of Borrowing; Letter of Credit Request.  The Administrative Agent shall have received a Notice of Borrowing satisfying the requirements of Section 2.03 and Section 6.01(s) with respect to all Borrowings of Loans on the Initial Borrowing Date; and the Administrative Agent and the Letter of Credit Issuer shall have received a

Letter of Credit Request satisfying the requirements of Section 3.03 with respect to the issuance of any Letter of Credit (other than the five Business Days’ prior notice requirement thereof) on the Initial Borrowing Date.

(g)           Payment of Fees, Etc.  All costs, fees and expenses, and all other compensation contemplated by this Agreement, due to the Administrative Agent, the Letter of Credit Issuer and the Banks shall have been paid to the extent due.

(h)           Contribution Agreement.  The Subsidiary Guarantors shall have entered into a contribution agreement in the form of Exhibit F hereto (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Contribution Agreement”), and the Contribution Agreement shall be in full force and effect.

(i)            Existing Indebtedness and Outstanding Preferred Stock.  The commitments under the Existing Credit Debt shall have been terminated, and all loans and credit extensions thereunder shall have been paid in full and defeased, discharged or terminated; all guarantees with respect thereto shall have been terminated (except as to indemnification provisions, which may survive); and all collateral with respect to Existing Debt shall have been released, in each case on a basis reasonably satisfactory to the Administrative Agent; provided, however, that the Specified Notes, the Carrollton Lease and up to $3,000,000 aggregate principal and stated amount of Indebtedness of the Borrower and its Restricted Subsidiaries may remain outstanding which does not constitute Existing 8 7/8% Senior Notes, Existing 8% Senior Notes, Existing Floating Rate Notes or Indebtedness under the Existing Credit Agreement (other than the Existing Letters of Credit); provided, further, that the Existing Letters of Credit shall be entitled only to the benefit of back-to-back Letters of Credit issued under the Agreement and the indemnification provisions of the Existing Credit Agreement.  Neither the Borrower nor any of its Restricted Subsidiaries will have any preferred stock outstanding on the Initial Borrowing Date.

(j)            Enthusiast Divestiture.  True and correct copies of the Enthusiast Divestiture Documents shall have been delivered to the Administrative Agent, and the Enthusiast Divestiture shall have been completed in all material respects in accordance with the terms and conditions of the Enthusiast Divestiture Documents and all applicable laws.

(k)           Pledge Agreement.  The Borrower shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit B (as amended, modified or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Collateral referred to therein along with executed and undated stock powers in the case of capital stock and evidence that any Financing Statements (Form UCC-l or the equivalent) necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been executed and delivered to the Collateral Agent and the Pledge Agreement shall be in full force and effect.  The Borrower shall have also delivered to the Collateral Agent an Issuer’s Acknowledgment in the form of Exhibit N hereto for each person whose Stock (as defined in the Pledge Agreement) is pledged pursuant to the Pledge Agreement which is not a corporation and as to which a pledge of a Security Certificate (as defined in Article 8 of the New York Uniform Commercial Code) has not been delivered to the Collateral Agent on the Initial Borrowing Date.

(l)            Pro Forma Financial Statements; Projections.  The Administrative Agent and the Banks shall have received a pro forma consolidated balance sheet and income statement of the Borrower as of the Initial Borrowing Date, after giving effect to the Transactions, together with a certificate of the chief executive officer of Borrower to the effect that such statements accurately present the pro forma financial position and results of operations of the Borrower and its Subsidiaries in accordance with GAAP.

(m)          Solvency.  The Banks shall have received a Solvency Certificate from the chief financial officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(n)           Revolving Loans.  Revolving Loans may be drawn under the Revolving Facility on the Initial Borrowing Date but only to the extent agreed to by the Administrative Agent.

(o)           Perfection Certificate.  The Borrower shall have delivered to the Administrative Agent an executed counterpart of and the Perfection Certificate.

The occurrence of the Initial Borrowing Date and the acceptance of the benefits of each Credit Event on the Initial Borrowing Date shall constitute a representation and warranty by the Borrower to each of the Banks that all of the conditions specified above exist as of the Initial Borrowing Date.  All of the certificates, legal opinions and other documents and papers referred to in this Section 6.01, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Banks and in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Administrative Agent.

6.02         Conditions Precedent to Each Credit Event.  The obligation of each Bank to make each Loan to the Borrower hereunder, and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder, are subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

(a)           No Default; Representations and Warranties.  Subsequent to the Initial Borrowing Date, at the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)           Notice of Borrowing; Letter of Credit Request.  The Administrative Agent shall have received a Notice of Borrowing satisfying the requirements of Section 2.03 with respect to any Borrowing of Loans; and the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request satisfying the requirements of Section 3.03 with respect to the issuance of any Letter of Credit.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all of the conditions specified above exist as of the date of such Credit Event.  All of the documents and papers referred to in this Section 6.02, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Banks and in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Administrative Agent.

SECTION 7.           Representations, Warranties and Agreements.  In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit (with the occurrence of each Credit Event on and after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and as of the date of each such Credit Event, unless stated to relate to a specific earlier date):

7.01         Corporate Status.  The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing corporation under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, (ii) is in good standing under the laws of the jurisdiction of its organization and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the cases of clauses (ii) and (iii) above, for such failures to be in good standing and failures to be so qualified which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

7.02         Corporate Power and Authority.  The Borrower and each of its Restricted Subsidiaries has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  The Borrower and each of its Restricted Subsidiaries has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03         No Violation.  Neither the execution, delivery or performance by the Borrower or any of its Restricted Subsidiaries of the Credit Documents to which it is a party nor compliance by them with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Liens created pursuant to the Pledge Agreement) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or other material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their respective property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

7.04         Litigation.  There are no actions, suits or proceedings pending, or, to the best knowledge of the Borrower, threatened, with respect to the Borrower or any of its Subsidiaries, except those that could reasonably be expected to have a Material Adverse Effect.

7.05         Use of Proceeds; Margin Regulations.

(a)           The proceeds of all Terms Loans shall be utilized (i) to fund the PRIMEDIA Refinancing, (ii) to fund the PRIMEDIA Dividend, and (iii) to pay Transaction Costs.

(b)           The proceeds of all Revolving Loans and Swingline Loans shall be used for general corporate and working capital purposes.

(c)           Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of such provisions.

7.06         Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, except those contemplated by the Pledge Agreement or which have been obtained or made or those the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.07         Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.08         True and Complete Disclosure.

(a)           All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries in writing to the Administrative Agent and/or any Bank on or before the Effective Date (including, without limitation, (i) the Information

Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is true and complete in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.08(a), such factual information shall not include projections and pro forma financial information.

(b)           The projections and pro forma financial information contained in the factual information referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

7.09         Financial Statements; Financial Condition.

(a)           The consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and PEM for the 2004, 2005 and 2006 fiscal years have been examined by Deloitte & Touche, independent certified public accountants, who delivered an unqualified opinion in respect thereof and present fairly the financial position of the Borrower and its Subsidiaries and PEM at the dates of said statements and the results for the period covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)           The reconciliation of the financial statements described in Section 7.10(a) giving effect to the Enthusiast Divestiture and related corporate allocations accurately presents the pro forma financial position and results of operations of the Borrower and its Subsidiaries in accordance with GAAP consistently applied for the applicable periods.

(c)           The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower (after giving effect to the Enthusiast Divestiture) for the fiscal quarter ending March 31, 2007 and for the months of April and May 2007, were prepared in accordance with, or reconciled to, GAAP consistently applied with the financial statements described in Section 7.09(a) and present fairly the consolidated financial position of the Borrower at the dates of said statements and the results for the periods covered thereby.

(d)           Since December 31, 2006 and after giving effect to the consummation of the Transactions, the incurrence of Indebtedness hereunder and the other transactions contemplated hereby, there has been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect.

7.10         Tax Returns and Payments.  The Borrower and each of its Restricted Subsidiaries has filed all federal income tax and all other material Tax returns required to be filed by it and has paid all material Taxes payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP.  The Borrower and each of its Restricted Subsidiaries have at all times paid, or have provided adequate reserves for the payment of all Taxes applicable for all prior fiscal years and for the current fiscal year to date, except to the extent that the failure to make such payments or provide such reserves would not, individually or in the aggregate, have a Material Adverse Effect.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Restricted Subsidiaries, except to the extent that any such action, proceeding, investigation, audit or claim would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Borrower nor its Restricted Subsidiaries has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

7.11           Compliance with ERISA.  As of the Initial Borrowing Date, there are no Plans and neither the Borrower nor any of its Restricted Subsidiaries nor any ERISA Affiliate has incurred any unpaid material liability or reasonably expects to incur any material liability with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) covered by Title IV of ERISA.  As of the date of each subsequent Credit Event, (a) each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no failure to satisfy the minimum funding standard under Section 412 of the Code has occurred with respect to any Plan; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Borrower nor any of its Restricted Subsidiaries nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to or on account of a Plan pursuant to ERISA or the Code; no proceedings have been instituted by the PBGC to terminate any Plan; no condition exists which presents a material risk to the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to ERISA or the Code; no lien imposed under the Code or ERISA on the assets of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Restricted Subsidiaries do not maintain or contribute to any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), which provides benefits to retired employees (other than as required by Section 601 of ERISA), (b) where, with respect to any of the foregoing representations in this Section 7.11, the liability for or the lien which could arise as a result of, the particular circumstance or event which is the subject of the representation, would be reasonably likely to result in a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.  Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, its Restricted Subsidiaries and ERISA Affiliates to all Plans which are “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA) (each a “Multiemployer Plan”) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan would not be reasonably likely to be an amount that could result in a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its

Restricted Subsidiaries taken as a whole.  Notwithstanding anything in this Section 7.11 to the contrary, all representations and warranties made with respect to any Plan which is a Multiemployer Plan shall be made to the best knowledge of the Borrower.

7.12           Subsidiaries.  On the Initial Borrowing Date, the corporations listed on Annex III under the name of the Borrower will be the only Subsidiaries of the Borrower.  Annex III correctly sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

7.13           Intellectual Property.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           the Borrower and each of its Restricted Subsidiaries owns, or is licensed or otherwise authorized to sell, distribute, use or exploit, all material copyrights, literary works, texts and other works of authorship fixed in any tangible medium of expression necessary for the present conduct of its business (“Copyrights”);

(b)           the Borrower and each of its Restricted Subsidiaries owns or is licensed to use all the patents, trademarks, permits, service marks, trade names, technology, know-how and formulas, or rights with respect to the foregoing, necessary for the present conduct of its business (together with the Copyrights, “Intellectual Property”);

(c)           all Intellectual Property is protected under the laws of the United States relating to such Intellectual Property and has been duly and properly registered or filed with or issued by the appropriate governmental offices and jurisdictions for such registrations, filings or issuances;

(d)           no material claim has been asserted by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such intellectual Property; and

(e)           the use of such Intellectual Property by the Borrower or its Restricted Subsidiaries does not infringe on the rights of any Person.

7.14           Compliance with Statutes, Etc.  The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Property and the requirements of any permits issued under such Environmental Laws with respect to any such Real Property or the operations of the Borrower or any of its Subsidiaries), except such noncompliances as would not, in the aggregate, have a Material Adverse Effect.

7.15           The Pledge Agreement.  The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, under the Pledge Agreement constitute first priority perfected security interests in the Collateral described in the Pledge Agreement, subject to no security interests of any other Person.

7.16           Labor Matters.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           there are no strikes, lockouts or slowdowns against the Borrower and its Restricted Subsidiaries pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened;

(b)           the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters;

(c)           all payments due from the Borrower and its Restricted Subsidiaries, or for which any claim may be made against the Borrower and its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower and its Restricted Subsidiaries; and

(d)           the consummation of any transaction contemplated by the Credit Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower and its Restricted Subsidiaries are bound.

7.17           Solvency.  Immediately after the consummation of the Transactions and the other transactions contemplated by the Credit Documents and immediately following the making of each Credit Event and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of the Borrower and its Restricted Subsidiaries (on a consolidated basis with its Restricted Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries (on a consolidated basis with its Restricted Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Restricted Subsidiaries (on a consolidated basis with its Restricted Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Restricted Subsidiaries (on a consolidated basis with its Restricted Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Initial Borrowing Date.

7.18           Insurance.  As of the Initial Borrowing Date, Annex VIII sets forth a true, complete and correct description of all insurance maintained by the Borrower and its Restricted Subsidiaries.  All insurance maintained by the Borrower and its Restricted Subsidiaries is in full force and effect, all premiums have been duly paid, the Borrower and its Restricted Subsidiaries have not received notice of violation or cancellation thereof, the premises, and the use, occupancy and operation thereof, comply with all insurance requirements, and there exists no default under any insurance requirement.

7.19           Maintenance of Property.

The Borrower and its Restricted Subsidiaries have good title to, or valid leasehold interests in, all its and their Property material to their respective businesses, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The Property of the Borrower and its Restricted Subsidiaries, taken as a whole, (a) is in good operating order, condition and repair (ordinary wear and tear excepted) and (b) constitutes all the Property which is required for the business and operations of the Borrower and its Restricted Subsidiaries as presently conducted.

SECTION 8.                 Affirmative Covenants.  The Borrower hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans together with interest, Fees and all other Obligations are paid in full:

8.01           Information Covenants.  The Borrower will furnish to the Administrative Agent for each Bank (subject to the final paragraph of this Section 8.01):

(a)           Annual Financial Statements.  Within 100 days after the close of each fiscal year of the Borrower, the consolidated balance sheets of each of (A) the Borrower and its Subsidiaries and (B) the Borrower and its Restricted Subsidiaries, as at the end of such fiscal year and, in each case, the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth for such fiscal year, in comparative form, the corresponding figures for the preceding fiscal year and, in the case of the figures with respect to the Borrower and its Restricted Subsidiaries the corresponding figures from the budget for such fiscal year delivered pursuant to Section 8.01(c); all of which shall be examined by Deloitte & Touche or such other independent certified public accountants of recognized national standing as shall be acceptable to the Administrative Agent, whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its Subsidiaries or of the Borrower and its Restricted Subsidiaries, as the case may be, as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Event of Default under Section 9.09 which has occurred and is continuing has come to its attention or, if such an Event of Default has come to its attention a statement as to the nature thereof (provided that in no event shall such accountants be liable as a result of this Agreement by reason of any failure to obtain knowledge of any Event of Default that would not be disclosed in the course of their audit examination).

(b)           Quarterly Financial Statements.  As soon as available and in any event within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower (beginning with the quarterly accounting period ending June 30, 2007) and, at the sole option of the Borrower, at any time prior to 100 days after the close of the fourth quarterly accounting period in each fiscal year, the consolidated balance sheet of each of (A) the Borrower and its Subsidiaries and of (B) the Borrower and its Restricted Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period; all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries or of the Borrower and its Restricted Subsidiaries, as the case may be, as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end audit adjustments.

(c)           Budgets; Etc.  Not more than 100 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower and its Restricted Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year setting forth Consolidated EBITDA and consolidated sales and setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.

(d)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a Compliance Certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Borrower (i) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 9.04, 9.05, 9.06, 9.07 and 9.09, as at the end of such fiscal quarter or year, as the case may be and (ii) setting forth the calculations demonstrating (A) with respect to each Affected Transaction consummated during the most recently ended fiscal quarter, that the Borrower was in compliance, on a Pro Forma Basis, with Sections 9.04 (if applicable) and 9.09 and (B) with respect to each business sold (or deemed sold) pursuant to Section 9.02(c), compliance by the Borrower with clause (iii) of such Section 9.02(c).  In addition, at the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), (i) a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Borrower setting forth the amount of, and calculations required to establish the amount of, Excess Cash Flow for the respective fiscal year or quarter and (ii) a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Borrower setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement.

(e)           Notice of Default or Litigation.  Promptly, and in any event within three Business Days after any officer of the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of, or threat of, or any significant development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole, or the ability of the Borrower or of the Subsidiary Guarantors, taken as a whole, in either case, to perform its or their respective obligations hereunder or under any other Credit Document.

(f)            Auditors’ Reports.  Promptly upon receipt thereof, a copy of each report or “management letter” submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries.

(g)           Other Information.  Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

Unless expressly requested by a Bank, the financial statements and other documents that are required to be delivered under this Section 8.01 shall not be required to be physically delivered to any Bank to the extent that such financial statements and other documents are available on the EDGAR database.

8.02           Books, Records and Inspections.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent or the Required Banks to visit and inspect any of the properties or assets of the Borrower and any of its Restricted Subsidiaries in whomsoever’s possession, and to examine the books of account of the Borrower and any of its Restricted Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Restricted Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Banks may desire; provided that only one such visit may be made in each fiscal year unless a Default or an Event of Default has occurred and is continuing.

8.03           Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attached thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.03(a) or charge upon any properties of the Borrower or any of its Restricted Subsidiaries; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Taxes which are being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.04           Corporate Franchises.  The Borrower will do, and will cause each of its Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits and Intellectual

Property rights except to the extent its failures to do so would not, in the aggregate, be reasonably be expected to have a Material Adverse Effect; provided, however, that any transaction permitted by Section 9.02 will not constitute a breach of this Section 8.04.

8.05           Compliance with Statutes, Etc.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not be reasonably be expected to have a Material Adverse Effect.

8.06           ERISA.  As soon as possible and, in any event, within 30 days after the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate knows or could reasonably be expected to know of the occurrence of any of the following and where it could reasonably be expected that a material liability of the Borrower and its Restricted Subsidiaries and ERISA Affiliates, taken as a whole, could result in connection therewith, the Borrower will deliver to each of the Banks a certificate of the chief financial officer or other Authorized Officer of the Borrower setting forth details as to such occurrence and such action, if any, which the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred, that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA, of a Plan subject to Title IV of ERISA is subject to the advance reporting requirements of PBGC of Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or ..68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that a failure to satisfy the minimum funding standard under Section 412 of the Code has occurred, or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan has been or is reasonably likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; or that the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate will or is reasonably likely to incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(1) of ERISA.  At the request of any Bank, the Borrower will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.

8.07           End of Fiscal Years; Fiscal Quarters.  The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.08           Insurance.  The Borrower and its Restricted Subsidiaries will keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Borrower and its Restricted Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

8.09           Use of Proceeds.  All proceeds of the Loans shall be used as provided in Section 7.05.

8.10           Ownership of Subsidiaries.  The Borrower will, at all times, maintain, directly or indirectly, ownership of 100% of the capital stock of its Restricted Subsidiaries in existence on the Initial Borrowing Date and at least a majority of the capital stock of its Restricted Subsidiaries thereafter formed or acquired, except in each case to the extent 100% of the capital stock owned by the Borrower or any Restricted Subsidiary of any such Restricted Subsidiary is sold, transferred or disposed of in a transaction permitted by Section 9.02(a) or any such Restricted Subsidiary is merged, consolidated or liquidated in a transaction permitted by Section 9.02(b).

8.11           Maintenance of Corporate Separateness.  The Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings and the maintenance of corporate offices and records.  Neither the Borrower nor any Restricted Subsidiary shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of such Unrestricted Subsidiary, and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of its Restricted Subsidiaries.  Any financial statements distributed to any creditors of an Unrestricted Subsidiary shall clearly establish the separateness of such Unrestricted Subsidiary from the Borrower and its Restricted Subsidiaries.  Finally, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Unrestricted Subsidiary which is a direct Subsidiary of the Borrower or any Restricted Subsidiary being ignored by any court of competent jurisdiction, or in the assets and liabilities of the Borrower or any Restricted Subsidiary being substantively consolidated with those of any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

8.12           Compliance with Environmental Laws.  Except as could not, individually or in the aggregate, be reasonably be expected to have a Material Adverse Effect, the Borrower will, at all times, comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by the Borrower and its Restricted Subsidiaries to comply with all Environmental Laws and permits applicable to its operations and Real Property; obtain and renew all permits applicable to its operations and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws; provided that the Borrower and its Restricted Subsidiaries shall not be required to undertake any response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

8.13           Additional Collateral; Additional Guarantors.

(a)             Subject to this Section 8.13, with respect to any property acquired after the Closing Date by the Borrower and its Restricted Subsidiaries that is intended to be subject to the Lien created by any of the Credit Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Credit Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Creditors, a Lien on such property subject to no Liens other than as provided in Section 9.03, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Credit Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Credit Documents on such after-acquired properties.

(b)           With respect to any person that is or becomes a Subsidiary after the Initial Borrowing Date, within 90 days after such person becomes a Subsidiary (i) deliver to the Collateral Agent the certificates, if any, representing all of the equity interests of such Subsidiary (or, in the case of any Foreign Subsidiary, 65% of its voting stock), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such equity interests and (ii) cause such new Subsidiary (A) to execute a Subsidiary Assumption Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Pledge Agreement (unless it is an Excluded Domestic Restricted Subsidiary or an Excluded Foreign Restricted Subsidiary), substantially in the form annexed thereto and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Pledge Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

8.14           Interest Rate Management.  Commencing no later than sixty (60) days after the Initial Borrowing Date and until the second anniversary of the Initial Borrowing Date, the Borrower shall hedge an amount equal to 35% of the principal amount of the outstanding Term Loans at any time on terms reasonably satisfactory to the Administrative Agent with a counterpart reasonably acceptable to the Administrative Agent.

SECTION 9.           Negative Covenants.  The Borrower hereby covenants and agrees that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations are paid in full:

9.01           Changes in Business.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Businesses; provided that the Borrower and its Restricted Subsidiaries may engage in businesses other than a Business so long as the businesses engaged in by the Borrower and its Restricted Subsidiaries, taken as a whole, consist substantially of Businesses.

9.02           Consolidation, Merger, Sale of Assets.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or (ii) convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) in a single transaction or a series of related transactions all or substantially all of the assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis) or (iii) consummate an Asset Sale, except that the following shall be permitted:

(a)           Asset Sales (other than ones described in clause (i) or (ii) above); provided that (i) no Default or Event of Default exists at such time or would exist immediately after giving effect thereto; (ii) such Asset Sale (x) is for fair market value, as determined in good faith by management of the Borrower (or, in the case of any Permitted Restricted Subsidiary Conversion or Permitted Restricted Asset Sale, to the extent requested by the Administrative Agent or the Required Banks, as determined by a written opinion of value reasonably satisfactory to the Administrative Agent by an Appraisal Firm) and (y) at least 75% of the consideration therefor is received in cash or Cash Equivalents at the closing; (iii) on a pro forma basis after giving effect to such disposition and the use of proceeds thereof, the Borrower shall be in compliance with Section 9.09 for the most recent Test Period; and (iv)  to the extent such sale, transfer or disposition constitutes a sale, transfer or disposition of less than 100% of the capital stock of any Restricted Subsidiary of the Borrower in compliance with Section 8.10, after giving effect to such sale, transfer or disposition, the Borrower shall own at least a majority of the capital stock of such Restricted Subsidiary;

(b)           any Restricted Subsidiary may be merged or consolidated with or into, or be liquidated into, the Borrower or any other Restricted Subsidiary of the Borrower, or all or any part of its business, properties and assets may be conveyed, leased, sold or otherwise transferred to the Borrower or any other Restricted Subsidiary; provided that (v) in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving corporation, (w) no Default or Event of Default exists or would exist after giving effect thereto, (x) no Excluded Foreign Restricted Subsidiary or Excluded Domestic Restricted Subsidiary may be the surviving corporation of any such merger or consolidation (other than, in the case of an Excluded Foreign Restricted Subsidiary, a merger or consolidation with another Excluded Foreign Restricted Subsidiary and other than, in the case of an Excluded Domestic Restricted Subsidiary, a merger or consolidation with another Excluded Domestic Restricted Subsidiary), (y) no businesses, properties or assets may be transferred to Excluded Foreign Restricted Subsidiaries (other than by other Excluded

Foreign Restricted Subsidiaries) if after giving effect to such transfer the Net Investments in Excluded Foreign Restricted Subsidiaries would exceed $15,000,000 and (z) to the extent any business, properties or assets are transferred to Excluded Domestic Restricted Subsidiaries in connection with any such merger or consolidation the Borrower shall have determined, with respect to such transaction, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Section 9.09; and

(c)           the Enthusiast Divestiture.

9.03           Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or its Restricted Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Restricted Subsidiaries) or assign any right to receive income, except (collectively, “Permitted Liens”):

(a)           Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b)           Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or its Restricted Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)           Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Annex IV, without giving effect to any extensions or renewal thereof;

(d)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.09;

(e)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(f)            leases or subleases granted to third Persons not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(g)           easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(h)           Liens arising from UCC financing statements regarding leases permitted by this Agreement;

(i)            purchase money Liens securing payables arising from the purchase by the Borrower or any of its Restricted Subsidiaries of any equipment or goods in the normal course of business;

(j)            any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)           Liens created pursuant to Capital Leases permitted pursuant to Section 9.04(c);

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

(m)          Liens on assets acquired (or owned by a Restricted Subsidiary acquired) after the Effective Date securing Indebtedness permitted under Section 9.04(e); provided that at the time of such acquisition the value of the assets subject to such Liens does not exceed 10% of the total value of the assets so acquired, or of the assets of the Restricted Subsidiary so acquired, as the case may be;

(n)           Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens created under this Agreement and/or the other Credit Documents;

(p)           Liens not otherwise permitted hereunder which secure Contingent Obligations (in each case permitted hereunder) not exceeding (as to the Borrower and its Restricted Subsidiaries) $15,000,000 in the aggregate at any time outstanding;

(q)           Liens not otherwise permitted under this Section 9.03 securing any Consolidated Secured Debt of the Borrower or any of its Restricted Subsidiaries permitted pursuant to Section 9.04(f) on any assets or property of any kind (real or personal, tangible or intangible) (including, without limitation, any Collateral); provided that with respect to any property or assets which do not constitute Collateral the Obligations are secured on the same basis with such Consolidated Secured Debt pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent which grants the Administrative Agent and the Banks the same rights and remedies as any other creditor entitled to the benefit of such Lien; and provided, further that any Liens on the Collateral shall be pari passu with the Lien securing or purporting to secure the Obligations and shall not impair or interfere with the rights or remedies afforded the Secured Creditors by the Credit Documents; and

(r)            Liens created by the issuance of Letters of Credit in support of the Existing Letters of Credit.

9.04           Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement (including, without limitation, any indebtedness incurred pursuant to a supplement or amendment hereto entered into pursuant to Section 2.13);

(b)           Indebtedness incurred pursuant to the other Credit Documents;

(c)           Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries; provided that the aggregate Capitalized Lease Obligations under all Capital Leases outstanding at any one time shall not exceed $10,000,000 exclusive of the Carrollton Capitalized Lease;

(d)           Indebtedness to the extent permitted pursuant to Section 9.05(c);

(e)           Indebtedness of a Restricted Subsidiary acquired after the Effective Date (or Indebtedness assumed at the time of an acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with or in anticipation of such acquisition and (ii) at the time of such acquisition such Indebtedness does not exceed 10% of the total value of the assets of the Restricted Subsidiary so acquired, or of the assets so acquired, as the case may be;

(f)            Indebtedness of the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 9.04; provided that (A) no Default or Event of Default has occurred or is continuing before or would occur and continue after giving effect to the incurrence thereof and the use of the net proceeds therefrom, (B) the Consolidated Fixed Charge Coverage Ratio for the most recent Test Period, before and after giving effect to the incurrence of such Indebtedness and the use of the net proceeds thereof, was and would be greater than 2.00 to 1.00, (C) if any such Indebtedness is Consolidated Secured Debt, the Senior Secured Leverage Ratio for the most recent Test Period, on a Pro Forma Basis, before and after giving effect to the incurrence of such Indebtedness and the use of the net proceeds thereof, was and would be less than 4.50 to 1.00, and (D) in no event shall such Indebtedness have a maturity date which is prior to the 91st day after the Term Loan Maturity Date or contain any provision requiring mandatory payment or redemption or permitting any put with respect to all or a portion thereof, in each case which cannot be avoided by taking actions within the control of the Borrower, prior to the 91st day after the Term Loan Maturity Date except in each case upon the incurrence and continuance of an Event of Default thereunder (“Additional Indebtedness”);

(g)           Indebtedness of the Borrower and its Restricted Subsidiaries constituting Permitted Refinancing Debt;

(h)           the Existing Letters of Credit and the Specified Notes; and

(i)            Indebtedness of the Borrower and its Restricted Subsidiaries which is not Consolidated Secured Debt (including, but not limited to, Non-Facility Letter of Credit Outstandings), not exceeding individually or in the aggregate $5,000,000 principal or stated amount outstanding at any one time

9.05           Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase any business, business unit or line of business of any Person, except (collectively, “Investments”):

(a)           the Borrower and its Restricted Subsidiaries may invest in cash and Cash Equivalents;

(b)           the Borrower or any of its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary, as the case may be;

(c)           the Borrower may make intercompany loans and advances to any Restricted Subsidiary, and any Restricted Subsidiary may make intercompany loans and advances to any other Restricted Subsidiary or the Borrower (collectively, “Intercompany Loans”); provided that (i) no Intercompany Loan may be made to an Excluded Foreign Restricted Subsidiary at any time if after giving effect to such Intercompany Loan the Net Investments in Excluded Foreign Restricted Subsidiaries would exceed $15,000,000, and (ii) no such Intercompany Loan may be made by the Borrower or a Wholly-Owned Restricted Subsidiary to an Excluded Domestic Restricted Subsidiary;

(d)           so long as no Default or Event of Default exists or would result therefrom, the Borrower and its Restricted Subsidiaries may make loans and advances of cash to, or cash capital contributions in, any Unrestricted Subsidiary of the Borrower; provided that the sum of (i) the aggregate amount of capital contributions made in, plus the aggregate principal amount of loans or advances outstanding at any one time made to, Unrestricted Subsidiaries after the Effective Date pursuant to this clause (d) (such amount, the “Unrestricted Subsidiary Investment Amount”) plus (ii) the Aggregate Conversion Amount at such time, shall not exceed the Unrestricted Subsidiary Investment Limit then in effect;

(e)           the Borrower and its Restricted Subsidiaries shall be permitted to (i) engage in any transaction to the extent permitted by Section 9.02(b) and (ii) acquire and hold promissory notes or other assets received in connection with any sale of assets consummated in accordance with Section 9.02(a);

(f)            the Borrower and any of its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)           (i) the Borrower or any Subsidiary Guarantor may acquire capital stock or other equity securities (or warrants, rights or options with respect thereto) issued by any other Restricted Subsidiary and (ii) any Excluded Foreign Restricted Subsidiary may acquire capital stock or other equity securities (or warrants, rights or options with respect thereto) issued by any other Excluded Foreign Restricted Subsidiaries;

(h)           Interest Rate Protection Agreements permitted by Section 9.06(d) shall be permitted;

(i)            Investments by the Borrower or Restricted Subsidiaries in (x) Subsidiary Guarantors; provided that if the Subsidiary Guarantor in which such investment is made is a newly-formed Subsidiary or a Partially-Owned Restricted Subsidiary newly designated as a Subsidiary Guarantor pursuant to Section 9.11(b)(x), all of the applicable provisions of Section 9.11 shall have been satisfied with respect to such Restricted Subsidiary, (y) Excluded Domestic Restricted Subsidiaries; provided that, the Borrower shall have determined, in connection with any such investment, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Section 9.09 and (z) Excluded Foreign Restricted Subsidiaries; provided that no investment in an Excluded Foreign Restricted Subsidiary may be made at any time if after giving effect to such investment the Net Investments in Excluded Foreign Restricted Subsidiaries would exceed $15,000,000 in the aggregate;

(j)            the Borrower and its Restricted Subsidiaries may make loans and advances to officers, employees and agents (i) in the ordinary course of business constituting travel advances or (ii) otherwise equal in the aggregate for the Borrower and its Restricted Subsidiaries, in the case of all loans and advances pursuant to this clause (ii), to no more than $5,000,000 at any one time outstanding less the principal amount of all Contingent Obligations then outstanding pursuant to Section 9.06(h);

(k)           the Borrower may acquire obligations of, or make loans or advances to, one or more management investors in connection with such management investors’ acquisition of shares of capital stock of the Borrower so long as the proceeds thereof are used to purchase from the Borrower the capital stock of the Borrower;

(l)            so long as no Default or Event of Default exists or would result therefrom, the Borrower and its Restricted Subsidiaries may acquire assets, the capital stock of, or other ownership interests in, any Person (any such acquisition permitted by this clause (l), a “Permitted Acquisition”); provided that (A) after giving effect to any such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.01; (B) the Borrower shall have determined, with respect to such acquisition, that, on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries would have been in compliance with Section 9.09 for the most recent Test Period; and (C) to the extent that such acquisition is of the capital stock of or other ownership interest in another Person (such Person, the “Acquired Entity”), (I) such acquisition must be of at least a majority of such capital stock or of such ownership interests, such Person shall be or become a Restricted Subsidiary and all of the applicable provisions of Section 9.11 shall have been complied with in respect of such Restricted Subsidiary and (II) the Board of Directors or other governing body of the Acquired Entity shall not have indicated, either publicly or privately to the Borrower or any of its Restricted Subsidiaries, its opposition to the consummation by the Borrower or such Subsidiary of such acquisition;

(m)                               so long as no Default or Event of Default exists or would result therefrom, the Borrower or any of its Restricted Subsidiaries may acquire the assets of DGP Publications for an aggregate amount not to exceed $5,400,000; provided that the Borrower shall have determined, with respect to such acquisition, that, on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries would have been in compliance with Section 9.09 for the most recent Test Period;

(n)                                 Investments at any time outstanding not otherwise permitted hereunder with an aggregate cost or principal amount, as the case may be, not to exceed the then Available Amount.

9.06                           Contingent Obligations.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Contingent Obligations, except:

(a)                                  any Subsidiary Guarantor may become liable as guarantor with respect to any Indebtedness, obligation or liability of the Borrower or any other Subsidiary Guarantor to the extent that such Indebtedness, obligation or liability is otherwise permitted by this Agreement; provided that a Subsidiary Guarantor may only guaranty Permitted Refinancing Debt if and to the extent either (x) it guaranteed the indebtedness refinanced thereby or (y) such Subsidiary Guarantor would have guaranteed the indebtedness refinanced thereby if it had been a Subsidiary of the Borrower while such indebtedness was outstanding;

(b)                                 Contingent Obligations pursuant to the Guaranties;

(c)                                  Contingent Obligations in respect of the Letters of Credit;

(d)                                 Contingent Obligations under Interest Rate Protection Agreements with respect to the Loans or any other Indebtedness of the Borrower and its Restricted Subsidiaries otherwise permitted by this Agreement;

(e)                                  Contingent Obligations pursuant to the Contribution Agreement;

(f)                                    Contingent Obligations of the Borrower outstanding on the Effective Date and listed on Part B of Annex V hereto (“Existing Contingent Obligations”), without giving effect to any subsequent extension, renewal or refinancing thereof;

(g)                                 (i) the Borrower may become liable as guarantor with respect to any Indebtedness, obligation or liability of any Subsidiary Guarantor, (ii) any Excluded Foreign Restricted Subsidiary may become liable as a guarantor with respect to any Indebtedness, obligation or liability of any other Excluded Foreign Restricted Subsidiary and (iii) any Partially-Owned Restricted Subsidiary that is not a Subsidiary Guarantor may become liable as a guarantor with respect to any Indebtedness, obligation or liability of any other Partially-Owned Restricted Subsidiary that is not a Subsidiary Guarantor, in each case to the extent that such Indebtedness, obligation or liability is otherwise permitted by this Agreement;

(h)                                 the Borrower and its Restricted Subsidiaries may guaranty in the ordinary course of business loans and advances to officers, employees and agents so long as the aggregate principal amount of the loans and advances so guaranteed does not exceed $5,000,000 less the aggregate principal amount of all loans and advances outstanding pursuant to Section 9.05(j); and

(i)                                     additional Contingent Obligations (including, without limitation, Contingent Obligations consisting of Non-Facility Letters of Credit and reimbursement obligations with respect thereto) not otherwise permitted hereunder not exceeding (for the Borrower and all of its Restricted Subsidiaries) in aggregate principal amount at any time outstanding $5,000,000.

9.07                           Dividends, Etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or pay any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Borrower will not permit any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing “Dividends”), except that:

(a)                                  the Borrower may pay regularly occurring dividends on each issuance of preferred stock of the Borrower through the issuance of additional shares of such preferred stock, provided that the Borrower may pay such regularly occurring dividends on its preferred stock in each case so long as no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom;

(b)                                 any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Restricted Subsidiary of the Borrower;

(c)                                  any Partially-Owned Restricted Subsidiary may pay cash Dividends to its stockholders; provided that the Borrower and its Restricted Subsidiaries must receive at least their proportionate share of any Dividends paid by such Subsidiary;

(d)                                 the Borrower may exchange shares of its common stock in replacement for its Disqualified Equity Interests and its preferred stock;

(e)                                  the Borrower may redeem or repurchase shares of its common stock from management investors; provided that (x) no Default or Event of Default is then in existence or would result therefrom and (y) the aggregate amount of all cash paid in respect of all such shares and equity interests so redeemed or repurchased does not exceed the sum of (i) $5,000,000 in any fiscal year ($4,000,000 in respect of the fiscal year ended December 31, 2007 and after the Initial Borrowing Date) or $10,000,000 in the aggregate on or after the Effective Date and (ii) the amount of cash proceeds received by the Borrower in respect of common equity to management investors on or after the Effective Date;

(f)                                    the Borrower and its Subsidiaries may enter into transactions permitted under Sections 9.05(d), 9.05(e), 9.05(g). 9.05(i), 9.05(l) and 9.05(n) (other than Dividends subject to Section 9.07(e) or (h));

(g)                                 the Borrower and its Restricted Subsidiaries may acquire the capital stock of Unrestricted Subsidiaries in accordance with the provisions of this Agreement;

(h)                                 so long as no Default or Event of Default exists at such time or would result therefrom, the Borrower may declare and pay cash dividends to the holders of its common stock and its Disqualified Equity Interests and preferred stock and may redeem and purchase shares of its common stock, Disqualified Interests and preferred stock; provided that (x) the aggregate amount of payments made pursuant to this clause (h) shall not at any time exceed the then Available Amount and (y) the Borrower shall have determined, in connection with any such declaration, payment, redemption or purchase, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Section 9.09 for the most recent Test Period; and

(i)                                     so long as no Default or Event of Default exists at such time or would result therefrom, the Borrower may pay the PRIMEDIA Dividend.

9.08                           Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate (other than the Borrower or any Restricted Subsidiary) other than on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that (i) the Borrower may pay management and transaction fees to KKR or its affiliates which have been disclosed in writing to the Banks prior to the Effective Date; (ii) the payment of transaction fees to KKR for the rendering of financial advice and services in connection with acquisitions, dispositions and financings by the Borrower and its Restricted Subsidiaries in

amounts which are in accordance with past practices shall be permitted; (iii) loans and advances to officers, employees and agents in the ordinary course of business shall be permitted; (iv) customary fees may be paid to non-officer directors of the Borrower and/or its Restricted Subsidiaries; (v) the loans, advances and contributions made (or deemed made) in Unrestricted Subsidiaries in compliance with Section 9.05(d) shall be permitted and (vi) transactions specifically permitted by the provisions of this Agreement to occur between the Borrower, its Restricted Subsidiaries and their respective Affiliates shall be permitted to the extent so otherwise specifically permitted.

9.09                           Total Leverage Ratio.  The Borrower will not permit the ratio of (i) Consolidated Debt to (ii) Consolidated EBITDA (the “Total Leverage Ratio”) for any Test Period ending on or after September 30, 2007 to exceed 5.25 to 1.00.

9.10                           Payment of Subordinated Indebtedness.  The Borrower will not, after the issuance thereof, purchase, redeem or prepay any Subordinated Indebtedness other than (a) pursuant to a Permitted Refinancing or (b) in an aggregate principal amount that does not exceed at any time the then Available Amount.

9.11                           Limitation on the Creation of Subsidiaries; Redesignation of Partially-Owned Restricted Subsidiaries.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, establish, create or acquire after the Effective Date any Subsidiary unless (w) such Subsidiary is an Unrestricted Subsidiary; (x) such Subsidiary is an Excluded Foreign Restricted Subsidiary; (y) such Subsidiary is a Partially-Owned Restricted Subsidiary and at the time of creation or acquisition thereof, the Borrower shall have made a Non-Guarantor Designation with respect to such Partially-Owned Restricted Subsidiary in accordance with the terms hereof or (z) such Subsidiary is a Restricted Subsidiary (other than a Restricted Subsidiary of the type described in clauses (x) or (y) above) and each such new Restricted Subsidiary becomes a party to the Subsidiary Guaranty by executing a Subsidiary Assumption Agreement in the form of Exhibit H hereto.

(b)                                 At any time and from time to time, (x) the Borrower may redesignate any Excluded Domestic Restricted Subsidiary as a Subsidiary Guarantor by giving notice thereof to the Administrative Agent and by causing such Subsidiary to become a party to the Subsidiary Guaranty by executing a Subsidiary Assumption Agreement in the form of Exhibit H hereto, and (y) the Borrower may redesignate any Subsidiary Guarantor which is a Partially-Owned Restricted Subsidiary as an Excluded Domestic Restricted Subsidiary by making a Non-Guarantor Designation with respect to such Subsidiary in accordance with the terms hereof.

(c)                                  At the time of the creation of any Subsidiary described in clause (z) of Section 9.14(a) and at the time of any redesignation pursuant to clause (x) of Section 9.14(b), each such new Subsidiary Guarantor shall execute and deliver, or cause to be executed and delivered, in each case to the extent not previously executed and delivered, all other relevant documentation of the type described in Section 6 as such new Subsidiary Guarantor would have had to deliver if such new Restricted Subsidiary had been a Restricted Subsidiary and a Subsidiary Guarantor on the Initial Borrowing Date.

(d)                                 Notwithstanding anything to the contrary contained in this Section 9.14 or elsewhere in this Agreement, in no event shall any Subsidiary of the Borrower guaranty any Indebtedness of the Borrower or any Wholly-Owned Subsidiary unless such Subsidiary is a party to the Subsidiary Guaranty; provided that Foreign Restricted Subsidiaries may guaranty Indebtedness of other Foreign Restricted Subsidiaries and Unrestricted Subsidiaries may guaranty Indebtedness of other Unrestricted Subsidiaries.

(e)                                  Notwithstanding anything to the contrary contained in this Section 9.14 or elsewhere in this Agreement, the Borrower will not have any direct Subsidiaries unless all of the capital stock of such Subsidiary owned directly or indirectly by the Borrower (or, in the case of any Foreign Subsidiary, 65% of its voting stock) shall have been pledged pursuant to a supplement to the Pledge Agreement satisfactory to the Administrative Agent.

9.12                           Specified Notes.  The Borrower shall call or defease all of the Specified Notes promptly after the Initial Borrowing Date from the net proceeds of the Term Loans (except in the case of approximately $3,000,000 of Existing 8% Senior Notes, which shall be called or defeased promptly upon such Existing 8% Senior Notes first becoming callable).

SECTION 10.                          Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01                     Payments.  (a) The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document or (b) any Guarantor shall default in the payment when due of any amount in respect of any payment of the type described in clause (a)(ii) above pursuant to its Guaranty, and such default shall continue for five or more days; or

10.02                     Representations, Etc.  Any representation, warranty or statement made by the Borrower or any Subsidiary Guarantor herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03                     Covenants.  The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.09 or 9, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.01, 10.02 or clause (a) of this Section 10.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Banks; or

10.04                     Default Under Other Agreements.  (a) The Borrower or any of its Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness or Contingent Obligation (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness or Contingent Obligation to become due prior to its stated maturity; or (b) any Indebtedness or Contingent Obligation (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 10.04 unless the aggregate amount of all such Indebtedness and Contingent Obligations referred to in clauses (a) and (b) above exceeds $20,000,000 at any one time; or

10.05                     Bankruptcy, Etc.  The Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries; or the Borrower or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries; or there is commenced against the Borrower or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

10.06                     ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability; or the Borrower, any Restricted Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971, 4975 or 4980 of the Code; or the Borrower or any Restricted Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 of ERISA); and (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability, on the part of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate, which lien, security interest or liability will have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole; or

10.07                     Guaranty.  (a) Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor thereunder or any Person acting on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty or (b) except as otherwise provided in Section 10.01(b), any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the respective Guaranty; provided that in the case of Section 13 of the Subsidiary Guaranty, if the default constitutes a failure to perform or comply with any provision, covenant or agreement contained in Section 8 (other than Section 8.09), such default shall continue unremedied for a period of at least 30 days after notice to the defaulting Guarantor by the Administrative Agent or the Required Banks; or

10.08                     Pledge Agreement.  (a) The Pledge Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, except as a result of the negligent or willful failure of the Collateral Agent to maintain possession of the certificated Collateral, or (b) the Borrower shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Pledge Agreement; or

10.09                     Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $20,000,000 or more individually or in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

10.10                     Ownership.  A Change of Control Event shall have occurred;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment (or the unutilized portion thereof) terminated, whereupon the Commitment of each Bank (or the unutilized portion thereof) shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Pledge Agreement; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.05, to pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

10.11                     Right to Cure.

(a)                                  Notwithstanding anything to the contrary contained in Section 10.03, in the event that the Borrower fails to comply with the requirement of the covenants set forth in Section 9.09, until the expiration of the tenth day after the date on which Section 8.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 8.1, any Person shall have the right to make a direct or indirect equity investment in the Borrower in cash (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to such Person, the (“Cure Amount”), the covenant set forth in Section 9.09 shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such net cash proceeds; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in Section 9.09 with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document.

(b)                                 If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 9.09 during such Test Period, the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 10.03 that had occurred shall be deemed cured; provided that (i) in each Test Period there shall be at least a period of two fiscal quarters in which no Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 9.09.

SECTION 11.                          The Administrative Agent.

11.01                     Appointment.  Each Bank hereby irrevocably designates and appoints Credit Suisse as Administrative Agent of such Bank (such term to include for purposes of this Section 11, Credit Suisse acting as Collateral Agent) and to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes Credit Suisse as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Banks, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and the Administrative Agent neither assumes nor shall it be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

11.02                     Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

11.03                     Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Credit Documents, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.  The Administrative Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Banks or by or on behalf of the Borrower to the Administrative Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

11.04                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

11.05                     Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has actually received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

11.06                     Non-Reliance on Administrative Agent and Other Banks.  Each Bank expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank.  Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries, The Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.07                     Indemnification.  The Banks agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective “percentages” (which shall equal, for each Non-Defaulting Bank, that percentage determined by dividing (i) the sum of (x) such Bank’s Revolving Loan Commitment and (y) the outstanding principal amount of such Bank’s Term Loans by (ii) the sum of (x) the Adjusted Total Revolving Loan Commitment and (y) the total aggregate principal amount of Term Loans less any outstanding Term Loans of Defaulting Banks, it being understood and agreed that references herein to Revolving Loan Commitments (as well as to the Adjusted Total Revolving Loan Commitment) at a time when any such Commitment has been terminated shall be references to such terminated Commitment as in effect immediately prior to such termination), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided that no Bank shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent.  If and to the extent any amount paid to the Administrative Agent is subsequently recovered by the Administrative Agent against the Borrower or any of its Subsidiaries, the Administrative Agent shall promptly pay to each Bank to the extent such Bank paid the Administrative Agent, its “percentage” of the amount so recovered.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 11.07 shall survive the payment of all Obligations.

11.08                     Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Bank an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Bank for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify any Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Bank shall indemnify and hold harmless such Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Bank by any Agent shall be conclusive absent manifest error.

11.09                     Administrative Agent in Its Individual Capacity.  The Administrative Agent and its respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Bank” and “Banks” shall include the Administrative Agent in its individual capacity.

11.10                     Holders.  The Administrative Agent may deem and treat the payee of any Note which has been issued hereunder as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.11                     Resignation of the Administrative Agent; Successor Agent.  The Administrative Agent may resign as the Administrative Agent upon 20 days’ notice to the Banks.  Upon the resignation of the Administrative Agent, the Required Banks shall appoint from among the Banks a successor Administrative Agent for the Banks subject to prior approval by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.  After the resignation of the Administrative Agent hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 12.                          Miscellaneous.

12.01                     Payment of Expenses, Etc.  The Borrower agrees to:  (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Administrative Agent’s syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer and each of the Banks thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer and for each of the Banks); and (iii) indemnify the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer or any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans or Letter of Credit hereunder or the consummation of any other transactions contemplated in any Credit Document including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

12.02                     Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank (including to the extent such Bank is, or is deemed to be, the holder of a funded participation in any Swingline Loan and/or Letter of Credit) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

12.03                     Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, facsimilied or delivered, if to the Borrower, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II hereto; or at such other address as shall be designated by any party in a written notice to the other parties hereto.  All such notices and communications shall be mailed, facsimilied or cabled or sent by overnight courier, and shall be effective when received.

12.04                     Benefit of Agreement.

(a)                                  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its respective rights or obligations hereunder without the prior written consent of the Banks.  Each Bank may at any time grant participations in any of its rights hereunder to another financial institution; provided further that, in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to receive the additional amounts and indemnification payments under Sections 2.10, 2.11, 3.06 and 5.04 of this Agreement (subject to the requirements and limitations therein, including the requirement to provide forms or any certification as if such participant were a Lender) to, and only to, the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold unless the sale of the participation to such participant is made with the Borrower’s prior written consent; and provided further that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating (it being understood that any waiver of an installment on, or the application of any prepayment or the method of application of any prepayment to the amortization of, the Loans shall not constitute an extension of the final scheduled maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty (except as expressly provided in the Credit Documents), (iii) release all or substantially all of the Collateral from the Lien of the Pledge Agreement and the other Credit Documents or (iv) in each case consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof and thereof. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amount of each participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(b)                                 Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its Loans and/or Commitment and its rights and obligations hereunder to (i) any affiliate of such

Bank, (ii) any other Bank and/or its affiliates or (iii) any Approved Fund and (y) with the consent of the Administrative Agent and the Borrower, and, in the case of any assignment of Revolving Loans and/or Revolving Loan Commitments, of the Letter of Credit Issuer (which consent in each case shall not be unreasonably withheld or delayed), any Bank may assign all or a portion of its Loans and/or Commitments and its rights and obligations hereunder to one or more commercial banks, other Persons who invest in commercial loan facilities or other financial institutions; provided, however, that no consent of the Borrower shall be required if a Default or Event of Default exists under Section 10.01 or Section 10.05.  No assignment pursuant to the immediately preceding sentence shall (x) to the extent such transaction represents an assignment pursuant to clause (y) of the preceding sentence (other than an assignment to a Bank and/or its affiliates), be in an aggregate amount less than the minimum of $1,000,000 in the case of a Bank’s assignment of a portion of a Bank’s Term Loans or $1,000,000 in the case of an assignment of a portion of a Bank’s Revolving Loan Commitment (or such lesser amount as constitutes the assigning Bank’s entire Commitment and outstanding Loans or such lesser amount as may be approved by the Administrative Agent and the Borrower).  If any Bank so sells or assigns all or a part of its rights hereunder, any reference in this Agreement or the other Credit Documents to such assigning Bank shall thereafter refer to such Bank and to the respective assignee Bank to the extent of their respective interests and the respective assignee Bank shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank.  Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement substantially in the form of Exhibit G (appropriately completed).  At the time of any such assignment, (i) Annex I shall be deemed to be amended to reflect the Commitments and outstanding Loans of the respective assignee Bank (which shall result in a direct reduction to the respective Commitments of the assigning Bank) and of the other Banks, (ii) the Administrative Agent as agent for the Borrower shall promptly record such assignment and the resultant effects thereof on the Loans and/or Commitments of the assigning Bank and the assignee Bank in the Register and (iii) the parties to each assignment (other than an assignment pursuant to clause (x) of the first sentence of Section 12.04(b)) shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent).  Each Bank and the Borrower agree to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing.  Promptly following any assignment pursuant to this Section 12.04(b), the assigning Bank shall promptly notify the Borrower thereof.  Nothing in this Section 12.04(b) shall prevent or prohibit any Bank from pledging its Loans or, if issued, Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank or prevent any Bank which is an Approved Fund from, at any time, pledging all or any portion of its Loans to its trustee or representative or other creditor; provided, however, that no such pledge shall release any Bank from its obligations hereunder or substitute such Federal Reserve Bank, trustee or representative or other creditor for such Bank as a party hereto.

(c)                                  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

12.05                     No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Letter of Credit Issuer or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent, the Letter of Credit Issuer or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the Letter of Credit Issuer or any Bank would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Letter of Credit Issuer or the Banks to any other or further action in any circumstances without notice or demand.

12.06                     Payments Pro Rata.

(a)                                  The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

12.07                     Calculations; Computations.

(a)                                  The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided that except as otherwise specifically provided herein, all computations determining compliance with Section 9, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2006 historical financial statements delivered to the Banks pursuant to Section 7.10(a).

(b)                                 All computations of interest (other than interest on Base Rate Loans) and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.  All computations of interest on Base Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as the case may be, except where determined pursuant to clause (y) of the definition of Base Rate in which it shall be on the basis of the actual number of days elapsed over a year of 360 days.

12.08                     Governing Law; Submission to Jurisdiction; Venue.

(a)                                  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Borrower hereby further irrevocably waives any claim that any such courts lack jurisdiction over the Borrower, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over the Borrower.  The Borrower irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing.  The Borrower hereby irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective.  The Borrower hereby represents and warrants that its chief executive office is located at 745 Fifth Avenue, New York, New York 10151, and the Borrower hereby further agrees that it shall not move its chief executive office unless it shall give the Administrative Agent not less than 30 days’ prior written notice of its intention so to do.  The Borrower agrees that (x) prior to moving its chief executive office outside New York City and (y) and if for any reason any designee, appointee and agent previously appointed pursuant to this sentence shall cease to be available to act as such, the Borrower shall designate a designee, appointee and agent or replacement designee, appointee and agent, as the case may be, in New York City on the terms and for the purposes of this provision satisfactory to the Administrative Agent.  Nothing herein shall affect the right of the Administrative Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b)                                 The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

12.09                     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10                     Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each Bank shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

12.11                     Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12                     Amendment or Waiver.

(a)                                  Except as provided in Section 12.12(b) below, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks; provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) affected thereby, (i) extend any Scheduled Term Loan Repayment Date or reduce the amount of any Scheduled Term Loan Repayment or extend the final scheduled maturity of any Loan (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) amending or modifying defined terms used in calculating the Total Leverage Ratio) or Fees thereon, or reduce the principal amount thereof, or increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment or reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank), (ii) release all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty (in each case except as expressly provided in the Credit Documents), (iii) release all or substantially all of the Collateral, (iv) eliminate or reduce the voting rights of any Lender under this Section 12.12(b), (v) reduce the percentage specified in, or otherwise modify, the definition of

Required Banks, or (vi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof or thereof.  No provision of Section 3 or 11 may be amended without the consent of the Letter of Credit Issuer or the Administrative Agent.

(b)                                 Notwithstanding anything to the contrary contained in Section 12.12(a) above, the Administrative Agent, the Borrower and the respective Incremental Loan Lending Institutions are hereby authorized to enter into a supplement or amendment to or amendment and restatement of this Agreement to give effect to any Incremental Loan Commitment (as if such Incremental Loan Commitment were part of this Agreement as of the Effective Date), in each case as set forth in Section 2.13.

(c)                                  Subject to compliance to the extent necessary with the last sentence of Section 12.12(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Banks, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding under such additional credit facilities and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and other extensions of credit hereunder and the accrued interest and fees in respect thereof and (b) to include appropriately the Banks holding such additional credit facilities in any determination of the Required Banks.

(d)                                 Subject to compliance to the extent necessary with the last sentence of Section 12.12(a), this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Banks providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all (but not less than all then) outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of the prepayment of the Replaced Term Loans), (d) all other terms applicable to such Replacement Term Loans shall be substantially identically to, or less favorable to the lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing and (e) the Replacement Term Loans shall otherwise constitute Permitted Refinancing Debt.

(e)                                  Subject to compliance to the extent necessary with the last sentence of Section 12.12(a), this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Banks providing the relevant Replacement Revolving Loan Commitments (as defined below) to permit the refinancing, replacement or modification of all (but not less than all) outstanding Revolving Loan Commitments (“Replaced Revolving Loan Commitments”)

with a replacement revolving credit facility hereunder (“Replacement Revolving Loan Commitments”), provided that (a) the aggregate amount of such Replacement Revolving Loan Commitments shall not exceed the aggregate amount of such Replaced Revolving Loan Commitments, (b) such Replacement Revolving Loan Commitments shall not have a scheduled termination or any scheduled reductions prior to August 2, 2013, (c) all other terms applicable to such Replacement Revolving Loan Commitments shall be substantially identical to, or less favorable to the Banks providing such Replacement Revolving Loan Commitments than, those applicable to such Replaced Revolving Loan Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest maturity of the Term Loans in effect immediately prior to such refinancing and (d) the Replacement Revolving Loan Commitments shall otherwise constitute Permitted Refinancing Debt.

(f)                                    If any Bank (such Bank, a “Non-Consenting Bank”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 12.12(a) requires the consent of all of the Banks affected and with respect to which the Required Banks shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Bank grants such consent) to replace such Non-Consenting Bank by requiring such Non-Consenting Bank to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (i) all Obligations of the Borrower owing to such Non-Consenting Bank being replaced shall be paid in full to such Non-Consenting Bank concurrently with such assignment and (ii) the replacement Bank shall purchase the foregoing by paying to such Non-Consenting Bank a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Bank and the replacement Bank shall otherwise comply with Section 12.04.

12.13                     Survival.  All indemnities set forth herein including, without limitation, in Section 2.10, 2.11, 3.06, 5.04, 11.07 or 12.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans and the satisfaction of all other Obligations.

12.14                     Domicile of Loans.  Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank; provided that the Borrower shall not be responsible for costs arising under Section 2.10, 2.11, 3.06 or 5.04 resulting from any such transfer (other than a transfer pursuant to Section 2.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

12.15                     Confidentiality.  Each of the Banks agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to (i) its employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank’s holding or parent company in its sole discretion determines that any such party should have access to such information or (ii) any contractual counterparty in any swap agreement to which a Bank is a party, or any professional advisor to any such contractual counterparty, so long as such parties agree to be bound by the provisions of this Section) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Borrower to the Banks in writing as confidential; provided that any

Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation, the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Loans and/or Commitments or any interest herein by such Bank, provided that such prospective transferee agrees to be bound by the provisions of this Section.

12.16                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.17                     USA Patriot Act.  Each Bank hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:	PRIMEDIA INC.
745 Fifth Avenue
New York, NY 10151
Telephone No.: (212)	By:	/s/ Jason S. Thaler
Telecopier No.: (212)		Name:	Jason S. Thaler
Attention:		Title:	Senior Vice President

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, individually and as Administrative
Agent

By:	/s/ Thomas Cantello
	Name:	Thomas Cantello
	Title:	Director

By:	/s/ James Neira
	Name:	James Neira
	Title:	Associate

THE BANK OF NEW YORK, individually and
as Syndication Agent

By:	/s/ John Foote
	Name:	John Foote
	Title:	Vice President

LEHMAN BROTHERS, individually and as a
Co-Documentation Agent

By:	/s/ Laurie Perper
	Name:	Laurie Perper
	Title:	Senior Vice President

CITIBANK, N.A., individually and as a Co-
Documentation Agent

By:	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	Vice President

FIFTH THIRD BANK, individually and as a Co-
Documentation Agent

By:	/s/ George B. Davis
	Name:	George B. Davis
	Title:	Vice President